UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.   )

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Soliciting Material Pursuant to §240.14a-12

Lumber Liquidators Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 20, 2020

To Our Stockholders:
The Annual Meeting of the Stockholders (the “Annual Meeting”) of Lumber Liquidators Holdings, Inc. will be held on Wednesday, May 20, 2020, at 10:00 a.m., at its principal executive offices, 4901 Bakers Mill Lane, Richmond, Virginia, for the following purposes:
1.
To elect two directors, David A. Levin and Martin F. Roper, to hold office until the 2023 Annual Meeting of Stockholders or until their successors are elected and qualified (Proposal One);

2.
To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal Two);

3.
To approve a non-binding advisory resolution approving the compensation of our named executive officers (Proposal Three); and

4.
To consider and act upon any other business which may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 23, 2020 are entitled to notice of, and to vote at, the Annual Meeting.
The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.
Whether or not you plan to attend the Annual Meeting, your vote is very important. Please vote. There are four ways that you can cast your vote — by Internet, by telephone, by mail or in person at the Annual Meeting. Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.
Any stockholder who later finds that he or she can be present at and would like to vote at the Annual Meeting, or for any reason desires to do so, may revoke his or her proxy at any time before it is voted.
We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our stockholders may have and protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as soon as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Annual Meeting website at www.investors.lumberliquidators.com/proxy for updated information. If you are planning to attend our Annual Meeting, please check the website one week prior to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.
By order of the Board of Directors,
/s/ M. Lee Reeves

M. Lee Reeves
Secretary
Richmond, Virginia
April 8, 2020
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2020.
The proxy statement and the 2019 Annual Report to Stockholders on Form 10-K are available at www.investors.lumberliquidators.com/proxy.

i

PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Lumber Liquidators Holdings, Inc. (the “Company,” “us” or “we”) for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 20, 2020, at the time and place set forth in the notice of the meeting, and at any adjournments or postponements thereof.
We are providing access to our proxy materials, including this Proxy Statement, our annual report on Form 10-K and an electronic form of proxy card, primarily over the Internet rather than mailing paper copies of those materials to each stockholder. On or about April 8, 2020, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides website and other information for accessing our proxy materials. You may access the proxy materials on the website referred to in the Notice or request a printed or electronic set of the proxy materials. Instructions on how to access the proxy materials through the Internet or to request a printed or electronic copy may be found in the Notice.
Stockholders may vote in any of the following four ways — by Internet, by telephone, in person at the Annual Meeting or, if you requested printed copies of the proxy materials, by signing, dating and mailing the proxy card you receive in the envelope provided.
A properly executed proxy will be voted in the manner directed by the stockholder. If no instructions are specified, proxies will be voted for the director nominees listed in Proposal One, and in favor of Proposals Two and Three. In addition, if other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the persons named in the accompanying proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The Board does not presently know of any other such business.
Any person has the power to revoke a proxy by submitting a subsequent vote using any of the methods described above, by voting in person at the Annual Meeting, or by giving written notice of revocation to our corporate secretary at any time before the proxy is exercised. Your latest proxy card, telephone vote or Internet proxy with respect to the same shares is the one that will be counted. Please note, however, that if your shares are held of record by a broker, bank or nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record holder.
A quorum is necessary for the transaction of business at the Annual Meeting. A quorum exists when a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is present either in person or represented by proxy at the Annual Meeting. Abstentions, broker non-votes and votes withheld for director nominees will count as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists.
If you own your shares of common stock in street name, which means that your shares are registered in the name of your bank, broker or its nominee, your shares of common stock may be voted even if you do not provide your bank, broker or other nominee with voting instructions. Under the rules of the New York Stock Exchange (“NYSE”), your bank, broker or other nominee may vote your shares of common stock in its discretion on “routine” matters. However, NYSE rules do not permit your bank, broker or other nominee to vote your shares of common stock on proposals that are not considered routine. When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares of common stock on that proposal. It is called a “broker non-vote” when a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter.
Please note in the absence of your specific instructions as to how to vote, your bank, broker or other nominee may not vote your shares with respect to (1) the election of the director nominees or (2) the non-binding proposal regarding the approval of the compensation of our named executive officers. Under NYSE rules, these matters are not considered routine matters. Based on NYSE rules, we believe that the ratification of the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm is a routine matter for which brokerage firms may vote on behalf of their clients if no voting instructions are provided. Therefore, if you are a stockholder whose shares of common stock are held in street name with a bank, broker or other nominee and you do not return your voting instruction card, your bank, broker or other nominee may vote your shares FOR the ratification of the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
With respect to the election of directors, votes may be cast in favor or withheld. If a quorum is present, such election will be decided by plurality of the votes cast at the Annual Meeting, either in person or by proxy; provided, however, that any director so elected who does not receive an affirmative vote of the majority of the votes cast by shares entitled to vote in the election shall submit his/her resignation to the Board. The Board is not legally obligated to accept such resignation, can take other factors into consideration, including but not limited to, the individual’s history on the Board, relevant outside work experience, knowledge of industry, and knowledge of regulatory requirements, and choose to retain the director if the director otherwise received the highest number of shares voted. Therefore, broker non-votes or withheld shares will have no effect on the outcome of the election of directors. Brokers may not vote on the election of directors without instructions from the beneficial owners of the shares. Subject to the limitation set forth above, the two nominees for Class II director receiving the highest number of votes cast in person or by proxy at the Annual Meeting will be elected.
For approval of the ratification of auditors and the advisory vote on executive compensation, votes may be cast for or against or you may abstain from voting. If a quorum is present, the votes cast at the Annual Meeting for each of these proposals, either in person or by proxy, must exceed the votes cast against the action for approval. Abstentions and broker non-votes will have no effect on the outcome of such proposals.
Our inspector of elections will tabulate the votes cast by each proxy and in person at the Annual Meeting.
We will bear the cost of the solicitation of proxies for the Annual Meeting. In addition to mailing the proxy materials to stockholders, we have asked banks and brokers to forward copies to persons who hold our stock and request authority for execution of the proxies. We will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Our officers and regular employees, without being additionally compensated, may solicit proxies by mail, telephone, telegram, facsimile or personal contact. All reasonable proxy soliciting expenses will be paid by us in connection with the solicitation of votes for the Annual Meeting.
Our principal executive offices are located at 4901 Bakers Mill Lane, Richmond, Virginia 23230, and our telephone number is (804) 463-2000.
Record Date and Voting Securities
Only stockholders of record at the close of business on March 23, 2020 are entitled to notice of and to vote at the Annual Meeting. On that date, we had outstanding and entitled to vote 28,765,485 shares of common stock, $0.001 par value per share. Each outstanding share of our common stock entitles the record holder to one (1) vote on each matter.
Directions to Annual Meeting
Directions to attend the Annual Meeting, where you may vote in person, may be obtained by calling Investor Relations at (804) 420-9801. If your shares are held by a bank, broker or other holder of record (commonly referred to as registered in “street name”), you are considered a beneficial owner of those shares rather than a shareholder of record. In that case, you must present proof of your beneficial ownership of our common stock, such as a recent bank or brokerage statement, for admission to the Annual Meeting.

ELECTION OF DIRECTORS
The Board is currently fixed by resolution of the Board at seven members divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The term of office of our Class II directors will end at this year’s Annual Meeting of Stockholders. Our Class I directors’ terms will end at the Annual Meeting of Stockholders in 2022. Our Class III directors’ terms will end at the Annual Meeting of Stockholders in 2021. Each director serves a three-year term and will continue in office until a successor has been elected and qualified, subject to earlier resignation, retirement or removal from office.
The following pages set forth information concerning the nominees and the directors whose terms of office will continue after the Annual Meeting including certain experiences, qualifications, attributes and/or skills that led the Board to conclude that each of them should serve as a director.
If any nominee is unable to serve as a director, the persons named in the enclosed proxy reserve the right to vote for a lesser number of directors or for a substitute nominee designated by the Board, to the extent consistent with our Certificate of Incorporation and our Bylaws. All of the nominees listed below have consented to be nominated and to serve if elected. We do not expect that any nominee will be unable to serve.
Should all the nominees be elected to our Board, the director classes after the 2020 Annual Meeting of Stockholders will be as follows:
Class I Terms expiring at 2022 annual meeting	Class II Terms expiring at 2023 annual meeting	Class III Terms expiring at 2021 annual meeting
Terri Funk Graham Famous P. Rhodes	David A. Levin Martin F. Roper	Douglas T. Moore Nancy M. Taylor Jimmie L. Wade

PROPOSAL ONE

ELECTION OF THREE CLASS II DIRECTORS
The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated David A. Levin and Martin F. Roper for re-election to the Board as Class II directors for three-year terms ending in 2023.
Nominees for Election for Terms Expiring in 2023 (Class II)
David A. Levin, 68, has been a director since May 2017. Mr. Levin served as the president and chief executive officer and director of Destination XL Group, Inc., a specialty apparel retailer, from April 2000 to December 2018. From January 2019 to April 2019, Mr. Levin served as acting chief executive officer of Destination XL Group, Inc. He also served on the board of directors of Christopher & Banks Corporation, a specialty women’s apparel retailer, from June 2012 until June 2016.
Mr. Levin brings to the Board more than 30 years of retail experience and extensive experience as the president and chief executive officer of a public retail company. Mr. Levin has developed wide-ranging business and leadership skills in addition to significant experience in the areas of merchandising, marketing and operational issues. Further, he has experience serving on the boards of public companies. Mr. Levin has been a member of our Compensation Committee since May 2017, and its Chairperson since May 2019, and a member of our Audit Committee since May 2019. Mr. Levin also served as a member of our Compliance and Regulatory Affairs Committee from May 2017 until May 2019.
Martin F. Roper, 57, has been a director since April 2006. In September 2019, Mr. Roper was named president of All Market, Inc., a healthy branded beverage and coconut water supplier. From January 2001 until April 2018, Mr. Roper served as the president and chief executive officer of The Boston Beer Company, Inc., a craft brewer, where he had worked as an employee since 1994. Mr. Roper served on the board of directors of Boston Beer from 1999 until his retirement in April 2018. Since November 2018, Mr. Roper has served on the board of Financial Information Technologies, LLC (Fintech), a private company providing solutions to alcohol beverage distributors and retailers. Since September 2019, Mr. Roper has served on the board of directors of Bio-Nutritional Research Group, Inc., the producer and marketer of Power Crunch energy bars.
As a former director and chief executive officer of a publicly traded company, Mr. Roper has senior management, strategic development and financial skills. In addition, Mr. Roper possesses experience in public relations, consumer marketing, investor relations, product development and risk management. Mr. Roper has been a member of the Audit Committee since our initial public offering and Chairperson of the Compliance and Regulatory Affairs Committee since May 2019. Mr. Roper also served as Chairperson of the Compensation Committee from our initial public offering until May 2019. His experience as a director has provided him with insight, perspective and knowledge regarding our business, growth, operations and personnel.
The Board of Directors recommends a vote FOR the election of Messrs. Levin and Roper for a three-year term expiring in 2023.
Incumbent Directors Whose Terms Expire in 2022 (Class I)
Terri Funk Graham, 54, has been a director since September 2018. Ms. Graham is a branding strategy consultant. Ms. Graham previously served as chief marketing officer – Red Envelope for Provide Commerce, Inc., an e-commerce gifting company, from July 2013 to September 2014. Prior to that position, Ms. Graham, who joined Jack in the Box Inc., a restaurant company that operates and franchises Jack in the Box and Qdoba Mexican Grill restaurants, in 1990, most recently served as senior vice president and chief marketing officer from September 2007 to December 2012. Since 2013, Ms. Graham has served on the board of directors of Sprouts Farmers Market, Inc., a healthy grocery store, as well as serving on its Compensation Committee, and she is the chairperson of its Nominating and Corporate Governance Committee. Since August 2019, Ms. Graham has served on the board of directors of CV Sciences, Inc., a consumer product and drug development company focused on the CBD industry, as well as the chair of its

Compensation Committee and a member of its Corporate Governance and Nominating Committee. Ms. Graham served on the board of directors of 1-800 Contacts, an online retailer of contact lenses, from July 2015 to January 2016 and Hot Topic, Inc., a formerly publicly traded specialty retailer, from June 2012 to June 2013.
Ms. Graham has over 30 years of branding and marketing experience in the retail industry, including extensive knowledge of digital and e-commerce business. Ms. Graham brings her public company board experience to our Board, including a strong corporate governance background. Ms. Graham has been a member of our Compensation Committee and Nominating and Corporation Governance Committee since September 2018. Ms. Graham became Chairperson of the Nominating and Corporate Governance Committee in May 2019.
Famous P. Rhodes, 45, has been a director since December 2017. Mr. Rhodes currently serves as corporate vice president, chief marketing and technical officer of RV Retailer, LLC, a recreational vehicle retail company, serving in such role since November 2019. Prior to assuming his current position, Mr. Rhodes was executive vice president and chief marketing officer of Bluegreen Vacations Corporation, a vacation ownership company, from August 2017 to September 2019, vice president of digital marketing and customer experience for AutoNation, Inc., an automotive retailer, from 2015 to 2017, and vice president of eCommerce for AutoNation, Inc. from 2012 to 2015.
Mr. Rhodes brings significant marketing and omni-channel retail experience to the Board. Currently serving as the chief marketing officer of a public retail corporation and having held other senior executive roles with other retail companies, Mr. Rhodes has developed operational and leadership aptitude in addition to his significant capability in the areas of digital technology and customer-experience. Mr. Rhodes has been a member of our Audit Committee and Compensation Committee since May 2018.
Incumbent Directors Whose Terms Expire in 2021 (Class III)
Douglas T. Moore, 63, has been a director since April 2006. Mr. Moore currently serves as the chief executive officer of Goedeker’s, an industry leading direct-to-consumer appliance and furniture e-tailer and operating subsidiary of 1847 Holdings, LLC (a publicly traded partnership), serving in such role since August 2019. Prior to assuming his current position, he was president and chief executive officer of Med-Air Homecare, a home healthcare equipment and service provider, from November 2013 until May 2019, principal of First Street Consulting, LLC, a retail consulting firm, from January 2011 until October 2017, and senior vice president of FirstSTREET for Boomers and Beyond, Inc., a leading direct marketer of products for baby boomers, from October 2017 until August 2019. From February 2012 through June 2012, Mr. Moore served as the chief merchandising and marketing officer at hhgregg, Inc., a consumer electronics retail chain.
Through his more than 25 years of retail experience, Mr. Moore has developed an understanding of strategic and tactical business issues that include store operations, merchandising, supply chain, sourcing and human resource planning. He also possesses senior management, marketing, risk assessment and retail knowledge. He has been a member of our Nominating and Corporate Governance Committee since our IPO and a member of our Compliance and Regulatory and Affairs Committee since May 2016. Mr. Moore also served as a member of our Audit Committee from our IPO until May 2016 and as Chairperson of our Nominating and Corporate Governance Committee from our IPO until May 2019. Through his service as a director, Mr. Moore has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.
Nancy M. Taylor, 60, has been a director since April 2014. Ms. Taylor, who joined Tredegar in 1991, is the former president and chief executive officer of Tredegar Corporation, a manufacturing company, serving in such roles from January 2010 to June 2015 and was a member of Tredegar’s board of directors from early 2010 until June 2015.
Ms. Taylor has significant experience as a chief executive officer of a publicly traded international manufacturer. Through her experience, she has gained and developed extensive business, finance and leadership skills. Further, she possesses an understanding of strategic planning, risk assessment and international operations. In addition, she has experience serving as a director of a public company and brings strong corporate governance knowledge to the Board. Ms. Taylor has been a member of our

Nominating and Corporate Governance Committee since January 2015 and a member of our Compliance and Regulatory Affairs Committee since May 2019. Ms. Taylor also served as a member of our Compensation Committee from May 2014 until May 2019. Additionally, Ms. Taylor was appointed chairperson of our Board in November 2015. Since April 2018, Ms. Taylor has served on the board of directors of TopBuild Corp., a leading purchaser, installer and distributor of insulation products to the United States construction industry, as well as its audit, compensation and governance committees. Since November 2019, Ms. Taylor has served on the board of directors of Verso Corporation, a producer of specialty and graphic papers, packaging and pulp, as well as its Audit Committee and Corporate Governance and Nominating Committee. Through her service as a director, Ms. Taylor has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.
Jimmie L. Wade, 66, has been a director since September 2011. Mr. Wade served on the board of directors and finance committee of Advance Auto Parts, Inc. from September 2011 through May 2016. Mr. Wade joined Advance in February 1994 and served as president from October 1999 through May 2005 and from January 2009 until December 2011. He also served on the board of directors of Tuesday Morning Corporation, a leading closeout retailer, from July 2014 through November 2017, as well as its audit committee and compensation committee.
Mr. Wade has extensive experience as a senior executive and director of a leading publicly traded specialty retailer that has achieved significant growth during his tenure. Through his experience, he has gained and developed extensive business, finance, distribution, marketing and leadership skills. Further, he possesses an understanding of strategic business planning, risk assessment and store operations. Mr. Wade has been a member of our Audit Committee since November 2011 and has served as Chairman of our Audit Committee and our “audit committee financial expert” since November 2015. Mr. Wade also has served as a member of our Nominating and Corporate Governance Committee since May 2016. Through his service as a director, Mr. Wade has gained insight, perspective and knowledge regarding our business, growth, operations and personnel.
CORPORATE GOVERNANCE
We are committed to having sound corporate governance principles. Our Code of Business Conduct and Ethics, which applies to our directors, officers and employees, our Corporate Governance Guidelines and the charters of the Audit, Compensation, Nominating and Corporate Governance and Compliance and Regulatory Affairs Committees are available on our website, www.lumberliquidators.com, and are also available in print, free of charge, to any stockholder who requests them. Such requests should be directed to Corporate Secretary, Lumber Liquidators Holdings, Inc., 4901 Bakers Mill Lane, Richmond, Virginia 23230.
Independence
All of our current directors are independent. Dennis R. Knowles, our former chief executive officer, served on the Board during 2019 until his resignation on February 5, 2020. The Board, in its business judgment, has affirmatively determined that all seven of its current members are independent, including under the independence standards contained in rules of NYSE: Terri Funk Graham, David A. Levin, Douglas T. Moore, Famous P. Rhodes, Martin F. Roper, Nancy M. Taylor and Jimmie L. Wade. In reaching its conclusion regarding director independence, the Board considered whether we conduct business and have other relationships with organizations of which certain members of the Board or members of their immediate families are or were directors or officers. None of our non-management directors had any transactions, arrangements or relationships with us, other than as directors and stockholders.
Board Leadership Structure — Independent Chairperson
The Board regularly evaluates relevant factors to determine the best leadership structure for our operating and governance environment at the time. Our Bylaws currently require that we separate the offices of the chief executive officer and chairperson of the Board. Specifically, our Bylaws, among other things, require that we have a chairperson of the Board who is (i) not employed in an executive capacity and (ii) deemed independent as defined by the NYSE requirements. As set forth in our Bylaws, on an annual basis, the Board will elect one of its members to the office of chairperson of the Board. In the event of the chairperson’s temporary absence or incapacity, the Board will appoint, by resolution, another independent director to preside as chairperson at meetings of stockholders and of the Board. In the case of the chairperson’s death or permanent inability to act, the Board will elect a chairperson who is independent from among current directors or appoint a new director to serve as chairperson, with any such appointment being subject to the provisions of our Certificate of Incorporation.
We believe having separate chief executive officer and chairperson of the Board positions is the most appropriate structure for our Company. Ms. Taylor, who is an independent director, was first appointed chairperson on November 16, 2015 and continues in that role. During 2019 and until his resignation on February 5, 2020, Mr. Knowles served as our President and Chief Executive Officer. On February 5, 2020, the Board appointed Charles E. Tyson, the Company’s Chief Customer Experience Officer, as the Company’s Interim President and Principal Executive Officer and determined to divide Mr. Knowles’ duties between Mr. Tyson and Nancy A. Walsh, the Company’s Chief Financial Officer, while the Board conducts a Chief Executive Officer search of internal and external candidates. The Board has engaged a national recruitment firm to assist with this search. Mr. Tyson remains the Company’s Chief Customer Experience Officer. Mr. Tyson and Ms. Walsh each report to the Board.
In addition to any other duties that may be prescribed to her by the Board, Ms. Taylor, as chairperson of our Board, is responsible for the following functions: (i) timing and agendas for Board meetings; (ii) nature, quantity and timing of information provided to the independent directors by our management; (iii) retention of counsel or consultants who report directly to the Board; (iv) implementation of corporate governance policies and procedures, including assisting the chairpersons of the various Board committees as requested; (v) receiving reports from the Nominating and Corporate Governance Committee regarding compliance with and implementation of corporate governance policies; (vi) evaluating, along with Compensation Committee, the performance of the chief executive officer; and (vii) presiding at all meetings of the Board, including executive sessions of the non-management directors and the independent directors.
Committees of the Board
The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Compliance and Regulatory Affairs Committee, each composed of directors the Board has affirmatively determined to be independent. Each committee operates pursuant to a written charter adopted by the Board that sets forth its roles and responsibilities and provides for an annual evaluation of its performance. The charters of all four standing committees are available at the investor relations page of our website at www.lumberliquidators.com and will be provided to any stockholder without charge upon the stockholder’s written request to our corporate secretary. Each year, committee and committee chair assignments are made at the Board meeting immediately following the Annual Meeting of Stockholders. The current composition of each committee is as follows:
Audit	Compensation
Jimmie L. Wade*	David A. Levin*
David A. Levin	Terri Funk Graham
Famous P. Rhodes	Famous P. Rhodes
Martin F. Roper
Nominating and Corporate Governance	Compliance and Regulatory Affairs
Terri Funk Graham*	Martin F. Roper*
Douglas T. Moore	Douglas T. Moore
Nancy M. Taylor	Nancy M. Taylor
Jimmie L. Wade

*
Indicates chairperson of the committee.

The Board may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our Certificate of Incorporation and Bylaws.

Audit Committee.   The Audit Committee assists the Board in fulfilling the oversight responsibility of the Board relating to: (i) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent audit of our financial statements; (iv) the engagement of our independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance, (v) our compliance with legal and regulatory requirements as it relates to accounting, auditing and financial reporting matters; (vi) the implementation and effectiveness of our disclosure controls and procedures and internal control over financial reporting; (vii) the framework for identification of enterprise risks and (viii) other matters set forth in the charter of the Audit Committee. The Audit Committee has the sole authority to appoint, retain, compensate, evaluate and terminate the independent auditor. The Audit Committee approves procedures for the pre-approval of the engagement of the independent auditor to provide audit and non-audit services. It is also responsible for establishing, publishing, and maintaining and overseeing our “whistleblower” procedures.
In addition to the current members, W. Stephen Cannon, who did not stand for re-election to the Board at the 2019 Annual Meeting of Stockholders, served as a member of the Audit Committee until May 22, 2019. The Board, in its business judgment, has determined that all of the current members of the Audit Committee are, and each member who served on the Audit Committee during 2019 was, during the period in which he served, independent, as determined in accordance with the rules of the NYSE and relevant federal securities laws and regulations. The Board also has determined that all of the Audit Committee members are financially literate as defined by the rules of the NYSE and that Mr. Wade qualifies as an “audit committee financial expert” as defined by regulations of the Securities and Exchange Commission (“SEC”). For additional information regarding the Audit Committee, please see the Audit Committee Report that is included in this Proxy Statement.
Compensation Committee.   The purpose of the Compensation Committee is to oversee the policy and programs relating to the compensation of our executive officers, including policies governing salaries, incentive compensation and terms and condition of employment (with the Board having final approval for the compensation of the chief executive officer). The Compensation Committee may, in its discretion, engage outside consultants to assist in evaluating and determining appropriate compensation levels for our executives. The Compensation Committee has produced an annual report on executive compensation that is included in this Proxy Statement.
In addition to the current members, Martin F. Roper and Nancy M. Taylor served as Chairperson and member, respectively, of the Compensation Committee until May 2019. The Board, in its business judgment, has determined that all of the current members of the Compensation Committee are, and each member who served on the Compensation Committee during 2019 was, during the period in which he or she served, independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations. Refer to the section titled “Executive Compensation” for additional information.
Nominating and Corporate Governance Committee.   The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become members of the Board consistent with the criteria approved by the Board, to recommend director-nominees for election at each annual meeting of stockholders, to fill any vacancies on the Board, and to address related matters. The Nominating and Corporate Governance Committee also develops and recommends to the Board applicable corporate governance principles, determines the form and amount of director compensation and perquisites and leads and oversees the annual review of the Board and its standing committees’ performance. In performing these duties, the Nominating and Corporate Governance Committee uses its network of contacts to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm.
The Board, in its business judgment, has affirmatively determined that all of the current members of the Nominating and Corporate Governance Committee are independent, as determined in accordance with the rules of the NYSE.
The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates to serve on the Board in accordance with the Company’s bylaws. Stockholders may submit such recommendations to the Nominating and Corporate Governance Committee through the method set forth under “Communications to the Board.” In addition, in accordance with the Bylaws, any stockholder of record entitled to vote for the election of directors at a stockholder meeting may nominate persons for election to the Board if such stockholder complies with the advance notice provisions of the Bylaws. Such a nomination must be sent to our corporate secretary and include, among other items: (i) the name, age, business address and residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; (iii) the number of shares of capital stock of the Company which are owned of record and beneficially by each such nominee and any affiliates or associates of such nominee (if any); (iv) a description of any agreement, arrangement or understanding of the type described in Article II, Section 17, clause (B)(iv) or (B)(v) of the Bylaws, but as it relates to each such nominee rather than the proposing stockholder; (v) if any such nominee is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Company, or has received any compensation or other payment from any person or entity other than the Company, in each case in connection with candidacy or service as a director of the Company, a detailed description of such agreement, arrangement or understanding and its terms or of any such compensation received; (vi) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (vii) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected and a representation by the nominee to the effect that, if elected, the nominee will agree to and abide by all policies of the Board as may be in place at any time and from time to time. If the nomination is not timely and in proper form, the nominee will not be considered by the Nominating and Corporate Governance Committee. To be timely for the 2021 Annual Meeting, the nomination must be received within the time frame set forth in “Deadlines for Submission of Stockholder Proposals” below. Nominees for director are selected in the context of an assessment of the perceived needs of the Board at the time and on the basis of, among other things, the following:
• strength of character • judgment • skill • education • business experience	• specific areas of expertise • understanding of our business • principles of diversity • reputation • other personal attributes or special talents
Nominees must also be willing to spend the time necessary to discharge their responsibilities appropriately and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board.
In determining the composition of the Board, the Nominating and Corporate Governance Committee seeks to include a diverse and complimentary range of skills and experience among our directors. Although it does not have a formal diversity policy, the Nominating and Corporate Governance Committee believes that the presence of differing viewpoints on the Board is a benefit to us. Accordingly, the Nominating and Corporate Governance Committee considers principles of diversity, which include, among other things, diversity in backgrounds, perspectives, expertise and qualifications, when assessing the Board as a whole, and individual director candidates. Our directors represent a range of backgrounds and overall experience. Approximately 25% of our directors are female or represent a diverse group. Additionally, when considering a director standing for re-election as a director nominee, in addition to the above attributes, the Nominating and Corporate Governance Committee considers such individual’s past contribution and future commitment to the Company. Our directors have a varied tenure, providing for a range of perspectives, fresh ideas and ensuring the transition of knowledge and experience from longer-serving members. The Nominating and Corporate Governance Committee evaluates the totality of the attributes of each director nominee that it considers and does not have established minimum qualifications or attributes. After evaluating any potential director nominee, the Nominating and Corporate Governance Committee makes its recommendations to the full Board, and the Board then determines the director nominees for election. The evaluation process for prospective director nominees is the same for all director nominees, regardless of the source from which the nominee was first identified.

Compliance and Regulatory Affairs Committee.   The Compliance and Regulatory Affairs Committee has overall responsibility for assisting the Board in discharging its oversight of significant regulatory and compliance matters and to oversee the processes by which we conduct our business to ensure we do so in a manner that complies with applicable laws and regulations and reflects our high standards of integrity. The Compliance and Regulatory Affairs Committee may, in its discretion, engage outside consultants to advise the Compliance and Regulatory Affairs Committee. In addition to the current members, W. Stephen Cannon, who did not stand for re-election to the Board at the 2019 Annual Meeting of Stockholders, served as chair of the Compliance and Regulatory Affairs Committee until May 2019. The Board, in its business judgment, has determined that all of the current members of the Compliance and Regulatory Affairs Committee are, and each member who served on the Compliance and Regulatory Affairs Committee during 2019 was, during the period in which he served, independent, as determined in accordance with the rules of the NYSE and any relevant federal securities laws and regulations.
Risk Management
We have developed and implemented processes designed to manage risk in our business. The Board’s role in risk management is primarily one of oversight with the day-to-day responsibility for risk management being with our management team. The Board regularly reviews information provided by management regarding our business strategy, financial position and operations, and considers associated risks. In addition, the Board executes its oversight role through its committees, which report regularly to the Board on their activities, and various presentations by management to the Board.
While the Board has principal oversight responsibility for enterprise risk management, the Audit Committee reviews management’s identification of the key risks that we face, including the main controls upon which we rely to mitigate those risks. In particular, the Audit Committee focuses on financial risk, including internal controls, and assesses our risk profile with management and our internal and external auditors. The internal control risk profile drives our internal audit plan. The Audit Committee also handles violations of our Code of Ethics and related corporate policies. The Nominating and Corporate Governance Committee assists in risk management by overseeing our risks relating to our governance structure. The Compensation Committee reviews risks relating to our incentive compensation policies and practices. The Compliance and Regulatory Affairs Committee assists in the oversight of risks related to significant regulatory and compliance matters. Further, the Board has the ability to create additional committees.
Compensation Risk Assessment
Among other things, the Compensation Committee reviews our compensation policies and practices to determine whether they subject us to unnecessary or excessive risk. In so doing, the Compensation Committee considers whether such policies and practices are appropriately structured to promote the achievement of goals without encouraging the taking of unwarranted or undue risk. Additionally, the Compensation Committee reviews the relationship between our risk management policies and practices and compensation and evaluates compensation policies and practices that could mitigate risks relating to our compensation program.
We believe that our compensation programs discussed herein are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executive officers or other employees to engage in conduct that creates unnecessary or unjustifiable risks. Specifically, our mix of rewards for short-term performance through base salary and annual cash bonus awards, and for long-term performance through equity incentive awards supports these compensation objectives. Moreover, we believe that our utilization of these different compensation components allows us to manage the risks inherent with performance-based compensation. Additionally, our use of mitigation tools such as claw back provisions, oversight by an independent committee of non-employee directors and significant vesting periods for equity awards, provide additional risk protection.
Based upon the review of our compensation policies and practices, we have concluded that they do not create risks that are reasonably likely to have a materially adverse effect on the Company.

Board and Standing Committee Attendance and Executive Sessions
During fiscal year 2019, the Board held a total of 20 meetings and took additional actions by unanimous written consent; the Audit Committee held eight meetings and took additional actions by unanimous written consent; the Compensation Committee held seven meetings and took additional actions by unanimous written consent; the Nominating and Corporate Governance Committee held six meetings; and the Compliance and Regulatory Affairs Committee held five meetings. At the regularly scheduled meetings of the Board, it is the practice of the Board to hold an executive session without management present, as well as a separate executive session with just the independent directors. At each of these sessions, the chairperson of the Board presides over such sessions. During fiscal year 2019, each incumbent director attended at least 75% of the meetings of the Board and committees on which he or she served.
Each member of the Board is expected to attend Annual Meetings of Stockholders in person. All of our directors serving at the time attended the 2019 Annual Meeting of Stockholders, except for W. Stephen Cannon, who was not standing for reelection at the 2019 Annual Meeting of Stockholders.
Communications to the Board
Stockholders, employees and other interested parties may contact an individual director, the Board as a group, the chairperson of the Board, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Lumber Liquidators Holdings, Inc., 4901 Bakers Mill Lane, Richmond, Virginia 23230, Attn: Board of Directors. We will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about us, including inquiries regarding employment opportunities.
Political Contributions Policy
Our Bylaws provide that the Board will ensure that any lobbying or political activity is conducted solely for promoting our commercial interests and is in the interest of our stockholders. As part of this oversight, the Board will ensure that lobbying and political spending do not reflect narrow political preferences or the political preferences of our executives that have little or no bearing on our own commercial performance. In fiscal year 2019, we did not engage in any lobbying or political activities.

EXECUTIVE OFFICERS
The following sets forth biographical information for our executive officers (as defined by Rule 3b-7 of the Exchange Act) and certain other significant employees. As previously disclosed, Mr. Knowles resigned as president and chief executive officer on February 5, 2020 and therefore is no longer an executive officer.
Jennifer Bohaty, 50, has been our chief ethics and compliance officer since April 2018. Prior to joining the Company, Ms. Bohaty was the founder of Strategic Compliance Advisors, LLC, a consulting company, beginning in 2017. From 2009 to 2017, Ms. Bohaty held various roles at Toys ‘R’ Us, Inc., a toy and baby retailer, including executive director, global product safety, quality and compliance from 2012 to 2017.
M. Lee Reeves, 52, has been our senior vice president, chief legal officer and corporate secretary since June 2017. Mr. Reeves was a partner with the law firm of Nexsen Pruet, PLLC from July 2016 to June 2017. Prior to that, Mr. Reeves spent twelve years with Lowe’s Companies, Inc., ultimately serving as senior vice president, deputy general counsel and assistant secretary.
Christopher N. Thomsen, 44, has been our senior vice president, chief information officer since August 2016. Prior to joining the Company, Mr. Thomsen served as vice president and chief information officer of Hibbett Sports, Inc, a sporting goods retailer, from 2013 to 2016. From 2006 to 2013, Mr. Thomsen held various IT roles of increasing responsibility at Lowe’s Companies, Inc. where he most recently served as vice president, IT planning and business intelligence from 2012 to 2013.
Charles E. Tyson, 58, has been our interim president and principal executive officer since February 5, 2020 and our chief customer experience officer since June 2018. From 2008 to 2017, Mr. Tyson held various roles at Advance Auto Parts, Inc., including executive vice president, merchandising, marketing and supply chain from 2013 to 2017 and senior vice president, merchandising, replenishment and marketing from 2011 to 2013.
Nancy A. Walsh, 59, has been our chief financial officer since September 2019. Prior to joining the Company, Ms. Walsh most recently served as executive vice president and chief financial officer of Pier 1 Imports, Inc., a home furnishing and décor retailer, from January 2018 until April 2019 and executive vice president and chief financial officer of The Bon-Ton Stores, Inc., a department store chain, from November 2015 until January 2018. The Bon-Ton Stores, Inc. filed for Chapter 11 bankruptcy protection in February 2018. Prior to that, Ms. Walsh served in various positions with Tapestry, Inc., formerly known as Coach, Inc., a fashion holding company, from 1999 to December 2013.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Chief Executive Officer Changes Following 2019 Year-End
On February 5, 2020, Dennis R. Knowles resigned as president and chief executive officer and as a member of the Board. The Board appointed Charles E. Tyson, our chief customer experience officer, as interim president and principal executive officer and divided Mr. Knowles’ duties between Mr. Tyson and Nancy A. Walsh, our chief financial officer, while the Board conducts a chief executive officer search of internal and external candidates. The Board engaged a national recruitment firm to assist with this search. Mr. Tyson remains chief customer experience officer. Mr. Tyson and Ms. Walsh each report to the Board.
Chief Financial Officer Changes During 2019
Martin D. Agard served as our chief financial officer until his resignation on April 5, 2019. In connection with Mr. Agard’s resignation, Timothy J. Mulvaney, our chief accounting officer, was appointed interim chief financial officer. Mr. Mulvaney served as interim chief financial officer until September 9, 2019, when Ms. Walsh became chief financial officer. Mr. Mulvaney remains chief accounting officer.
Executive Summary
Our compensation philosophy is to maintain effective compensation programs that are as simple and flexible as possible and permit us to make responsive adjustments to changing market conditions and other internal and external factors. We strive to provide our executives with compensation that is competitive within our industry. In doing so, we seek to attract and retain the key employees necessary to achieve the continued growth and success of our business while remaining mindful of our desire to control costs. Further, it is our intent to align executive officer pay with stockholders’ interests, recognize individual accomplishments, align executive management behind common objectives and strike a balance between risk and reward in designing our executive compensation programs.
The Compensation Committee of the Board is responsible for implementing and administering our executive compensation plans and programs. In that role, the Compensation Committee reviews our executive officer compensation program every year to review the appropriateness, rationale and continued viability of our compensation philosophies, including the extent to which our programs might encourage employees to take unnecessary or excessive risks that could result in material adverse risk to the Company. To assist in that analysis, the Compensation Committee may conduct market analyses of executive officer compensation as it determines necessary to ensure that our compensation programs meet our objectives. The Compensation Committee has engaged Pearl Meyer (“PM”), a nationally recognized compensation consulting firm, as its compensation consultant and periodically requests PM to provide peer group and industry compensation data and analysis. Decisions relating to the compensation of our executive officers are made by the Compensation Committee. These decisions are also reported to and, in the case of the president and chief executive officer, approved by the independent directors of the Board. The Compensation Committee consults, and expects to continue to consult, with the president and chief executive officer and other members of management in the exercise of its duties. Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the executive officers, except with respect to the president and chief executive officer, in which the independent directors of the Board retain final approval.
In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives, equity incentives and other components, using a number of factors including the following:
•
our financial and operating performance, measured by attainment of strategic objectives and operating results;

•
the duties, responsibilities and performance of each executive officer, including the achievements of the areas of our operations for which the executive officer is personally responsible and accountable;

•
historical cash and equity compensation levels; and

•
compensation competitiveness, internal equity factors and retention considerations.

Compensation levels for executive officers are differentiated based on the principle that total compensation should increase with an executive officer’s position and responsibilities, while at the same time, a greater percentage of total compensation should be tied to corporate and individual performance as position and responsibilities increase.
2019 Say-on-Pay Vote and Actions following the 2019 Annual Meeting
At our 2019 annual meeting, our stockholders voted in favor of our non-binding advisory proposal to approve the 2018 compensation of our named executive officers (the “say-on-pay” proposal) with a vote of 79.3%. Although a supermajority of our stockholders approved the say-on-pay proposal, such approval was below our expectations. After considering these voting results and the factors discussed below, the Compensation Committee reviewed and recommended to the Board, and the Board approved, the objectives, program and rationale for the compensation of our named executive officers in 2019, as disclosed in this Compensation Discussion and Analysis, the compensation tables and the accompanying compensation narrative.
Supporting our desire for an open dialogue with current and prospective stockholders, throughout 2019, the senior management team engaged with stockholders through in-person meetings, conference calls and investor conferences. In September 2019, management conducted a non-deal roadshow to enable face-to-face interaction with many of our largest actively managed investors.
Among other things, these efforts have provided a forum for investors to raise any specific concerns they have had with our governance or executive compensation practices.
We remain committed to the following broadly accepted compensation principles:
•
providing compensation packages necessary to attract and retain key executive officers to help ensure that we remain competitive;

•
providing an appropriate balance between short-term and long-term compensation;

•
providing non-equity incentive compensation that depends on our financial performance, as compared against established goals, and promotes collaboration and unified focus among our executive officers;

•
providing an appropriate link between compensation and the creation of stockholder value through equity awards tied to our long-term performance;

•
maintaining robust stock ownership guidelines;

•
maintaining a recoupment policy for performance-based cash and equity-based incentive payments in the event of a financial restatement;

•
requiring a “double trigger” for acceleration of equity award grants following a change of control;

•
engaging an independent compensation advisor, PM, to advise the Compensation Committee on executive compensation matters;

•
prohibiting tax gross-ups or excessive perquisites to executive officers;

•
prohibiting hedging transactions with respect to our securities; and

•
prohibiting repricing of stock options or the buyout of underwater stock options without stockholder approval.

Compensation Report
In 2019, the Compensation Committee engaged PM to review and assess the Company’s executive officer compensation program for purposes of assisting compensation components and levels for 2020. In making decisions for 2019, the Compensation Committee used benchmarking prepared in 2017 (the “2017

Compensation Report”). The 2017 Compensation Report compared the compensation paid to the Company’s top executives to the compensation paid to their counterparts at the peer companies. The peer group included publicly traded discretionary retailers with revenues and market capitalizations that fell both above and below the Company. The following is a list of companies included in the peer group used for the 2017 Compensation Report:
hhgregg, Inc.*	Kirkland’s, Inc.
Select Comfort Corp.	Conn’s, Inc.
West Marine, Inc.*	The Container Store Group, Inc.
Pier 1 Imports, Inc.	Knoll, Inc.
Hibbett Sports, Inc.	Shoe Carnival, Inc.
Haverty Furniture Companies, Inc.	Zumiez, Inc.
Vitamin Shoppe, Inc.	Ethan Allen Interiors, Inc.
Monro Muffler Brake, Inc.

*
Subsequent to the preparation of the 2017 Compensation Report, hhgregg, Inc. and West Marine, Inc. ceased as independent, public companies.

As discussed in more detail below under “2020 Peer Group”, the peer group for 2020 compensation was revised.
In its analysis, PM also referenced nationally recognized survey data using annual revenue of $950 million as a target for the scope of the data set. Further, PM continues to provide information about market trends in executive pay practices and advises the Compensation Committee on compensation program design. Additionally, PM continues to provide information about market trends in director pay practices and advises the Nominating and Corporate Governance Committee and the Board on director compensation program design.
The Compensation Committee, after considering the SEC and NYSE standards, including the six factors set forth in Section 10C-1(b)(4)(i) through (vi) under the Exchange Act, and other factors, determined that PM was independent and that its engagement did not present any conflicts of interest. PM also determined that it was independent and free from conflict with respect to the engagement and confirmed this in a written statement delivered to the Chair of the Compensation Committee.
PM reports directly to the Compensation Committee on all work assigned by the Compensation Committee. PM also interacts with management when necessary and appropriate to carry out its assignments. PM, in its discretion, from time to time, seeks confirmation from management regarding the accuracy of information that is included in materials presented to the Compensation Committee.
2019 Compensation Program
Since 2015, the Company has experienced changing business conditions, performance and legal challenges, leading the Compensation Committee to believe that it was extremely difficult to set reasonable targets for long-term performance expectations. During this same period, we experienced a unique set of circumstances in connection with changes in our executive officer leadership that required us to take reasonable steps to attract, retain and motivate key personnel. Accordingly, the Compensation Committee determined to focus on stable predictable compensation programs that would attract and retain strong talent, reward short-term performance and provide motivation for improving stockholder value, while attempting to control the costs of these programs given recent company performance and uncertainties.
In conducting its overall review and assessment for 2019, the Compensation Committee considered the 2017 Compensation Report provided by PM, as well as the Company’s need to continue to attract and retain competitive leadership during a period of restructuring and rebuilding. As part of its review and assessment, the Compensation Committee continued with the following objectives:
•
to maintain a straightforward and flexible program that allows us to make adjustments in response to changes in market conditions and reward performance;

•
to provide compensation packages necessary to attract and retain key executive officers to help ensure that we remain competitive;

•
to provide non-equity incentive compensation that depends on our financial performance, as compared against established goals, and promotes collaboration and unified focus among our executive officers; and

•
to provide an appropriate link between compensation and the creation of stockholder value through equity awards tied to our long-term performance.

Subject to the changes discussed below, after considering these objectives, the Compensation Committee decided to continue to utilize a mix of base salary, annual cash bonus awards and equity incentive awards in 2019 for our named executive officers. These components of named executive officer compensation were designed to be used together to strike an appropriate balance between cash and equity compensation and between short-term and long-term value creation. Levels of each of these components for each named executive officer other than the president and chief executive officer at such time were reviewed during the first quarter of 2019.
Historically, equity awards granted to our named executive officers were a mix of 50% options and 50% restricted stock, both with time-based vesting. However, in early 2018, the Compensation Committee approved changes to our long-term incentive compensation for certain of our named executive officers to further align management’s interests with long-term stockholder interests. Under this revised named executive officer compensation program, annual equity awards granted to certain of our named executive officers in 2018 were a mix of  (i) 50% performance-based restricted stock, (ii) 25% time-based restricted stock and (iii) 25% non-qualified stock options with time-based vesting. In 2019, the performance-based restricted stock portion of the annual grants was extended to include all executive officers of the Company at that time. However, given the price of our common stock, the number of shares available under the Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan, as amended and restated (the “2011 Plan”) at the time, and the employee retention and motivation needs of the Company, the Compensation Committee determined the mix of equity awards granted in 2019 would consist solely of restricted stock (performance-based and time-based), rather than a mix of restricted stock and options. Consequently, in 2019, no options were awarded to any named executive officer of the Company as part of the annual equity awards.
In addition, as part of the Compensation Committee’s 2018 review of executive compensation arrangements, and in consultation with PM, the Compensation Committee recommended that the Board adopt Severance Agreements for a key group of senior executive officers. The Compensation Committee believes adoption of the Severance Agreements supports us in attracting, motivating and retaining these key executives. We have entered into Severance Agreements with each of the named executive officers, as well as other members of the executive team. The Severance Agreements provide for a fixed term and certain severance payments and benefits to these executives upon termination of their employment under defined circumstances, including in connection with a change in control. In addition, in connection with the execution of the Severance Agreements, the Company and each of these executives entered into Confidentiality, Non-Solicitation and Non-Competition Agreements (the “Non-Compete Agreements”). For further discussion of the Severance Agreements, see the “Potential Payments Upon Termination or Change of Control” herein.
The discussion below provides an overview of the Company’s 2019 named executive officer compensation program. In addition, the Company has included a separate description of the actual compensation paid to each named executive officer and the basis for such compensation.
Base Salary.   Base salary levels for our named executive officers are reviewed each year and adjusted based upon a variety of factors including the named executive officer’s tenure with us, scope of responsibility and influence on our operations, individual performance and accomplishments, internal equity, experience and changes in the competitive marketplace, as well as the economic environment and expense considerations. The factors impacting base salary levels are not independently assigned specific weights.

In December 2018, Mr. Knowles, who served as our president and chief executive officer until his resignation on February 5, 2020, reviewed the base salary for each named executive officer in place at such time, excluding himself, and presented the Compensation Committee with recommendations regarding changes in the base salaries for such named executive officers, together with a performance assessment and historical compensation information including equity grants and holdings for each named executive officer. The Compensation Committee considered Mr. Knowles’ recommendations in determining the base salaries for all named executive officers in place at such time and, after discussion, approved adjustments to the base salaries of the named executive officers based upon, among other things, their performance, contributions to the Company and competitive factors. In March 2019, the Compensation Committee consulted the 2017 Compensation Report and other information provided by PM and recommended to the Board, and independent directors of the Board approved, an increase in Mr. Knowles’ salary. The Compensation Committee approved all offers, including base salaries, for named executive officers or executive officers being promoted or hired into named executive officer roles. Base salaries for these new or newly promoted employees were set at levels deemed appropriate to attract and motivate such officers after referencing the 2017 Compensation Report.
Annual Cash Bonus Awards.   In 2019, our named executive officers had the opportunity to earn an annual cash bonus award under our Annual Bonus Plan for Executive Management (the “Bonus Plan”). The amounts payable under the Bonus Plan are expressed as a percentage of annual base salary for each participant (the “Target Bonus”). The Target Bonuses are reviewed annually and vary among the Bonus Plan participants based upon, among other things, their responsibilities, ability to influence operations and performance, internal equity considerations, and position. The maximum potential annual cash bonus award that our named executive officers could achieve was 200% of their Target Bonus, other than Mr. Thomsen who could achieve 175% of his Target Bonus and Mr. Mulvaney who could achieve 150% of his Target Bonus, based only on the achievement of certain objective financial performance measures. The amount of the Target Bonus payable at the threshold level of performance was 25% in 2018. However, for the 2019 bonus plan, to address retention concerns, the Compensation Committee determined to set the amount of the Target Bonus payable at the threshold level of performance at 50%. Named executive officers that were hired during the year had the opportunity to earn a prorated bonus under the Bonus Plan based upon the duration of their service during the year.
For the 2019 Bonus Plan, the Compensation Committee determined in the fourth quarter of 2018 that the Target Bonuses for each named executive officer would be a defined percentage of his/her Base Salary, and weighted as follows: 50% net sales performance, 20% Adjusted Gross Margin Dollar performance, and 30% on Adjusted Operating Income performance. A scale was established for each component which set percentages of the Target Bonuses that would be paid out depending on our achievement for the year relative to that component. The scales were designed to provide incentive bonuses for superior achievement, while being consistent with the Compensation Committee’s views on the difficulty of achieving that level of performance. The Compensation Committee also determined that if  (i) the Company’s Adjusted Operating Income performance in 2019 fell in the range of  $10 million – $21.1 million, the calculated bonus payouts to each individual for net sales, Adjusted Gross Margin Dollar and Adjusted Operating Income each would be reduced by 25% and (ii) the Company’s Adjusted Operating Income performance in 2019 was less than $10 million, the calculated bonus payouts to each individual for net sales, Adjusted Gross Margin Dollar, and Adjusted Operating Income each would be reduced by 50%. The applicable scales for each component of the 2019 Bonus Plan are set forth as follows:

Net Sales Performance Component Scale (50% of Target Bonus)
	Net Sales	Percent of Net Sales Target Bonus Awarded for Employees Eligible for 200% Maximum Payout*
	Less than $1,084,600,000	0%
Threshold:	$1,084,600,000	50%
Target:	$1,180,000,000	100%
Maximum:	$1,239,000,000 or greater	200%
Adjusted Gross Margin Dollar Component Scale (20% of Target Bonus)
	Adjusted Gross Margin Dollar	Percent of Adjusted Gross Margin Dollar Target Bonus Awarded for Employees Eligible for 200% Maximum Payout*
	Less than $386,300,000	0%
Threshold:	$386,300,000	50%
Target:	$434,000,000	100%
Maximum:	$477,400,000 or greater	200%
Adjusted Operating Income Component Scale (30% of Target Bonus)
	Adjusted Operating Income	Percent of Adjusted Operating Income Target Bonus Awarded for Employees Eligible for 200% Maximum Payout*
	Less than $10,700,000	0%
Threshold:	$10,700,000	50%
Target:	36,500,000	100%
Maximum:	$54,800,000 or greater	200%

*
Payouts for performance between Threshold and Target or Target and Maximum are calculated using straight-line interpolation. The maximum payout for named executive officers is 200% of their Target Bonus, except for Mr. Thomsen, whose maximum payout is 175% of his Target Bonus, and Mr. Mulvaney, whose maximum payout is 150% of his Target Bonus.

The term “Adjusted Operating Income” is the Company’s operating income adjusted for anticipated and unanticipated expenses related to legal fees and costs, public relations expenses and regulatory fines or settlements pertaining to the Kramer employment case discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Form 10-K”) and certain Related Laminate Maters (as defined in the Form 10-K), 60 Minutes story, Proposition 65, Department of Justice and SEC matters, and associated lawsuits; tariff and duty-related out-of-period items, including Harmonized Tariff Schedule; insurance recoveries related to certain significant legal actions and certain other extraordinary expenses. The term “Adjusted Gross Margin Dollar” is the Company’s gross margin in dollars adjusted for certain unusual expenses by the Compensation Committee, in its discretion. The Compensation Committee retained the discretion to determine those adjustments appropriate for calculating Adjusted Operating Income and Adjusted Gross Margin Dollar to fairly react to unknown future events. In determining 2019

Bonus Plan performance, the Compensation Committee did permit certain adjustments in determining Adjusted Gross Margin Dollar and Adjusted Operating Income that the Committee felt were extraordinary or unusual amounts that would be unfair and unmotivating to include in the calculations, including certain additional legal costs and settlements.
In 2019, our actual net sales as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2019 were $1,092,602,000 resulting in a percent of net sales target bonus awarded for our named executive officers of 92.6%. Based on our 2019 results, our percent of Adjusted Gross Margin Dollar target bonus awarded for our named executive officers was 93.1%, and our percent of Adjusted Operating Income target bonus awarded for our named executive officers was 67.7%. Accordingly, pursuant to the Bonus Plan, amounts equal to 64.0% of each named executive officer’s total bonus opportunity were awarded under the Bonus Plan.
Long-Term Equity Incentive Awards.   The long-term component of our compensation program consists of the grant of equity awards that are intended to create a mutuality of interest with stockholders by motivating our named executive officers to manage our business so that our stockholders’ investment will grow in value over time. The equity awards are also intended to promote retention. Because the benefit received depends upon the performance of our stock price and our performance over the term of the equity incentive award, such awards are intended to provide incentives for named executive officers to enhance our long-term performance, as reflected in stock price appreciation over the long term, thereby increasing stockholder value.
We currently provide equity awards pursuant to the 2011 Plan, from which we may, among other things, grant stock options, restricted stock awards and other equity awards. During 2019, the Compensation Committee determined to amend the 2011 Plan to include additional shares and other administrative changes. Stockholders approved the amended 2011 Plan at the 2019 Annual Meeting of Stockholders. We intend equity awards to be a meaningful portion of our named executive officers’ total compensation in order to align their interests with our long-term growth and the creation of stockholder value.
Consistent with past practices, in early 2019, Mr. Knowles provided the Compensation Committee with recommendations regarding equity awards to each named executive officer in place at such time, excluding himself. In determining the amounts of the equity awards for named executive officers, with the exception of Mr. Knowles, the Compensation Committee considered the recommendations submitted by Mr. Knowles and an evaluation of the fair value of the equity award in relation to the individual’s total compensation. Additionally, these equity awards were based upon their respective responsibilities and performance as well as retention considerations and compensation levels among our other executive officers. In 2019, for our named executive officers at that time, we issued annual equity grants with a mix of 50% performance-based restricted stock and 50% time-based restricted stock (which vest ratably over four years) with the exception of non-annual equity grants made in connection with the hiring or promotion of named executive officers. As discussed earlier, given the price of our common stock, the number of shares available under the 2011 Plan at the time, and the employee retention and motivation needs of the Company, the Compensation Committee determined the mix of equity awards granted in 2019 would consist solely of restricted stock (performance-based and time-based), rather than a mix of restricted stock and options, as was the case in prior years.
For the performance-based restricted stock granted in 2019, 50% will vest based on obtaining an adjusted EBITDA goal and 50% will vest based on obtaining an adjusted operating margin target. None of these shares of performance-based restricted stock will vest unless the performance objectives are at least at the 50% payout target threshold, and the amount earned will range from 0 to 200% of the target award, depending on the actual performance against the performance targets. The 2019 performance-based restricted stock awards were structured as a two-year performance period plus time-based vesting with 50% of any shares earned vesting at the end of the two-year performance period and the remaining 50% of any earned shares vesting at the end of the third year. A two-year performance period was chosen over a longer period given the current uncertainty in the Company’s performance prospects and the difficulty in determining longer term targets.

With regard to new executive officers hired during 2019, the Company addressed each situation individually to determine equity grants that the Company believed were sufficient to attract, motivate and retain each individual. Further, the mix of equity awards between non-qualified stock options and restricted stock varied amongst the individuals.
Named Executive Officers.   The following is a summary of the compensation for the named executive officers in 2019 (other than Mr. Agard who resigned as of April 5, 2019). Due to Mr. Agard’s resignation, he did not receive a merit increase or an equity grant in 2019. In addition, Mr. Agard did not receive any payments under the Bonus Plan related to 2019. The named executive officers have certain employment or other arrangements discussed below and also may have certain severance arrangements that are discussed in more detail under “Potential Payments Upon Termination of Change of Control” beginning on page 33.
Dennis R. Knowles.   In early 2019, as part of the Company’s regular review process described above, Mr. Knowles received a merit increase of 3.0% in his annual base salary, which increased his annual base salary to $746,750. Mr. Knowles also received an annual equity grant valued at $1,125,000, with 50% of such amount in performance-based restricted stock awards, and 50% of such amount in time-based restricted stock awards. The time-based restricted stock awards vest ratably over four years. Subject to meeting the applicable performance targets set forth in the grant agreement, 50% of the performance-based restricted stock awards will vest on the two-year anniversary of the grant date and the other 50% will vest on the three-year anniversary of the grant date. The actual amount of performance-based restricted stock earned will range from 0 to 200% of the target award, depending on the actual performance against the performance targets. Mr. Knowles participated in the Bonus Plan in 2019 with a target payout of 100% of his annual base salary and, pursuant to his Severance Agreement and the Bonus Plan, received a bonus equal to $477,705. In connection with Mr. Knowles resignation on February 5, 2020 and in consideration of Mr. Knowles’ execution of the Waiver and Release Agreement, we paid Mr. Knowles the severance benefits provided for in the Severance Agreement, dated February 26, 2018, between us and Mr. Knowles (the “Knowles Severance Agreement”), and accelerated the vesting of portions of certain equity awards. See “Potential Payments Upon Termination of Change of Control” beginning on page 33, for a discussion of Mr. Knowles aggregate severance benefit.
Charles E. Tyson.   In early 2019, as part of the Company’s regular review process described above, Mr. Tyson received a merit increase of 3.0% in his annual base salary, which increased his annual base salary to $515,000. Mr. Tyson also received an annual equity grant valued at $315,000, with 50% of such amount in performance-based restricted stock awards, and 50% of such amount in time-based restricted stock awards. The time-based restricted stock award vest ratably over four years. Subject to meeting the applicable performance targets set forth in the grant agreement, 50% of the performance-based restricted stock award will vest on the two-year anniversary of the grant date and the other 50% will vest on the three-year anniversary of the grant date. The actual amount of performance-based restricted stock earned will range from 0 to 200% of the target award, depending on the actual performance against the performance targets. Mr. Tyson participated in the Bonus Plan in 2019 with a target payout of 70% of his annual base salary and, pursuant to the Bonus Plan, received a bonus equal to $230,616. In connection with Mr. Tyson’s appointment as Interim President and Principal Executive Officer on February 6, 2020, Mr. Tyson’s base salary was increased on an interim basis by $12,000 per month.
Nancy A. Walsh.   Ms. Walsh was appointed as our chief financial officer pursuant to the terms of an offer letter, effective as of August 9, 2019. In connection with Ms. Walsh’s appointment, Ms. Walsh received an annual base salary of  $500,000 and a $50,000 one-time sign-on bonus. Ms. Walsh was eligible to participate in the Bonus Plan with a target payout of 60% of her annual base salary for 2019, with any earned bonus pro-rated to the date of hire in 2019. Pursuant to the Bonus Plan, Ms. Walsh received a bonus equal to $63,971. In connection with her appointment, Ms. Walsh also received an equity award pursuant to the 2011 Plan with a total cumulative value of  $750,000, which was granted three business days after the release of third quarter 2019 earnings. The equity award consisted of 50% restricted stock and 50% options. Each of the restricted stock and the options will vest 25% ratably over a four-year period beginning on the first-year anniversary of the grant date. Ms. Walsh was provided with up to $200,000 in reasonable relocation expenses in accordance with our relocation policy in connection with her appointment. In connection with the expansion of Ms. Walsh’s duties following Mr. Knowles resignation, on February 6, 2020, Ms. Walsh’s base salary was increased on an interim basis by $8,000 per month.

Timothy J. Mulvaney.   In connection with Mr. Agard’s resignation, Mr. Mulvaney was appointed interim chief financial officer and received an increase in his annual base salary to $350,000. In connection with his interim appointment, Mr. Mulvaney also received an equity grant valued at $200,000, which was granted three business days after the release of second quarter 2019 earnings. The equity award consisted of restricted stock which will vest 25% ratably over a four-year period beginning on the first-year anniversary of the grant date. In connection with the interim appointment, Mr. Mulvaney was also granted a retention bonus of  $100,000 payable on its one-year anniversary or sooner if named as the permanent chief financial officer. Prior to his interim appointment, Mr. Mulvaney also received an annual equity grant valued at $108,000, with 100% of such amount in time-based restricted stock vesting over four years. Following Ms. Walsh’s appointment as the permanent chief financial officer, Mr. Mulvaney’s annual salary was set at $300,000 and the Compensation Committee determined to pay the previously-discussed retention bonus if he remained at the Company through March 31, 2020 in recognition of Mr. Mulvaney’s service during the interim period. Mr. Mulvaney participated in the Bonus Plan in 2019 with a target payout of 40% of his annual base salary and, pursuant to the Bonus Plan, received a bonus equal to $76,765.
M. Lee Reeves.   In early 2019, as part of the Company’s regular review process described above, Mr. Reeves received a merit increase of 2.0% in his annual base salary, which increased his annual base salary to $392,700. Mr. Reeves also received an annual equity grant valued at $267,000, with 50% of such amount in performance-based restricted stock awards, and 50% of such amount in time-based restricted stock awards. The time-based restricted stock award vest ratably over four years. Subject to meeting the applicable performance targets set forth in the grant agreement, 50% of the performance-based restricted stock award will vest on the two-year anniversary of the grant date and the other 50% will vest on the three-year anniversary of the grant date. The actual amount of performance-based restricted stock earned will range from 0 to 200% of the target award, depending on the actual performance against the performance targets. Mr. Reeves participated in the Bonus Plan in 2019 with a target payout of 50% of his annual base salary and, pursuant to the Bonus Plan, received a bonus equal to $125,607.
Christopher N. Thomsen.   In early 2019, as part of the Company’s regular review process described above, Mr. Thomsen received a merit increase of 3.0% in his annual base salary, which increased his annual base salary to $318,270. Mr. Thomsen also received an equity grant valued at $243,000, with 50% of such amount in performance-based restricted stock awards, and 50% of such amount in time-based restricted stock awards. The time-based restricted stock award vest ratably over four years. Subject to meeting the applicable performance targets set forth in the grant agreement, 50% of the performance-based restricted stock award will vest on the two-year anniversary of the grant date and the other 50% will vest on the three-year anniversary of the grant date. The actual amount of performance-based restricted stock earned will range from 0 to 200% of the target award, depending on the actual performance against the performance targets. Additionally, in December 2019, the Board approved and Mr. Thomsen received an equity grant valued at $100,000, with 100% of such amount in time-based restricted stock awards, vesting ratably over four years. Mr. Thomsen participated in the Bonus Plan in 2019 with a target payout of 50% of his annual base salary and, pursuant to the Bonus Plan, received a bonus equal to $101,801.
Clawback Provisions
The executive officers are subject to a Clawback Policy. Under the Clawback Policy, in the event of a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretation), a committee consisting of the non-management members of the Board (the “Independent Director Committee”) will review and determine whether any bonus incentive payment, equity award or other compensation awarded or received by an executive officer of the Company, as defined by Rule 16a-1(f) of the Exchange Act, was based on any financial results or operating metrics that were satisfied as a result of such officer’s knowing or intentional fraudulent or illegal conduct. If the Independent Director Committee determines that such executive officer received any bonus, incentive payment, equity award or compensation based on any financial results or operating metrics that were satisfied as a result of such officer’s knowing or intentional fraudulent or illegal conduct, then the Independent Director Committee will recover from such executive officer such compensation (in whole or in part) as it deems appropriate under the circumstances.
In determining whether to seek recovery, the Independent Director Committee may take into consideration whether (i) to do so would be unreasonable or (ii) if it would be better for the Company not to do so. In making such determination, the Independent Director Committee will take into account such considerations as it deems appropriate, including (A) the likelihood of success under governing law versus the cost and effort involved, (B) whether the assertion of a claim that may prejudice the interest of the Company, including in any related proceeding or investigation, (C) the passage of time since the occurrence of the act in respect of the applicable fraud or intentional illegal conduct and (D) any pending legal proceeding relating to the applicable fraud or intentional illegal conduct. Notwithstanding anything to the contrary in the Clawback Policy, following a restatement of our financial statements, we will recover from the president and chief executive officer and the chief financial officer that which is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.
Additionally, under our equity award agreements, in the event the Compensation Committee determines that an executive officer willfully engaged in conduct harmful to us, the equity award may be forfeited and/or the executive officer may be required to repay any stock acquired or received as a result of the award or any sums realized as a result of the sale of stock acquired or received as a result of the award. Likewise, under the Bonus Plan, the Compensation Committee may require an executive officer to repay all or any portion of an award issued under the Bonus Plan if the Compensation Committee determines that the award was earned based on inaccurate financial objectives, performance data, metrics or other information or that the participant willfully engaged in conduct harmful to us. Furthermore, our equity award agreements with our executive officers and our Bonus Plan contain clawback provisions that are intended to comply with Section 954 of Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all regulations and rulemaking thereunder. Specifically, if, as a result of material non-compliance with any financial information required to be reported under securities laws, the Company is required to prepare a restatement of its financial statements and the Compensation Committee determines that such amounts are to be repaid, then any awards or payments made to executives will be forfeited or repaid with the amount of such forfeiture or repayment to be equal to the difference between the award or payment received and the amount, if any, of the award or payment that would have been granted or issued based on the restated financial statements.
Prohibition on Pledging or Hedging Company Stock
Our Insider Trading Policy provides that no insider may pledge the Company’s securities or hold the Company’s securities in a margined account. Further, our policy prohibits our insiders and employees from buying or selling options, warrants, puts and calls or similar instruments on the Company’s securities, selling the Company’s securities short or entering into hedging transactions or similar arrangements with respect to the Company’s securities. For purposes of our Insider Trading Policy, a copy of which can be found on our website, insiders include, among others, our officers and directors.
Director and Officer Stock Ownership Guidelines
We have a stock ownership guidelines policy (the “Ownership Guidelines”) for our non-employee directors and certain of our executive officers (as designated by the Board) in order to align the financial interests of such executive officers and non-employee directors with those of the Company’s stockholders and to further promote the Company’s commitment to sound corporate governance. The stock ownership requirements are as follows:
Position	Value of Shares
Chief Executive Officer	5 times base salary
Chief Customer Experience Officer	3 times base salary
Chief Financial Officer	2 times base salary
Executive Officers (other than the Chief Executive Officer, Chief Customer Experience Officer and Chief Financial Officer)	1 times base salary
Non-Employee Directors	2.5 times annual board retainer (exclusive of committee compensation but inclusive of supplemental base retainer for the Board chairperson)

The participants in the Ownership Guidelines are expected to meet the applicable guideline no more than five years after first becoming subject to them and are expected to continuously own sufficient shares to meet the applicable guideline once attained. Although having five years after first becoming subject to the Ownership Guidelines to meet the applicable guideline, as of December 31, 2019, Messrs. Roper and Wade already meet the guideline applicable to each of them. All of our executive officers and directors were in compliance with the holding guidelines in the Ownership Guidelines in 2019. Stock that may be considered in determining compliance with the Ownership Guidelines includes:
•
Shares owned directly by the participant or indirectly by the participant through (i) his or her immediate family members (as defined in the Ownership Guidelines) residing in the same household or (ii) trusts for the benefit of the participant or his or her immediate family members;

•
Vested shares of restricted stock held by the participant;

•
Shares underlying vested stock options held by the participant that are “in the money”; and

•
Shares held pursuant to the Lumber Liquidators Holdings, Inc. Outside Director Deferral Plan (the “Deferral Plan”) (i.e., deferred stock units).

The Compensation Committee is responsible for monitoring the application of the Ownership Guidelines.
2020 Peer Group
In September 2019, with the assistance of PM, the Compensation Committee undertook a comprehensive review of the peer group for 2020 compensation. In order to increase the statistical reliability of the peer group and to allow the group to withstand further industry consolidation, the following companies form the peer group for 2020 compensation determinations:
Floor & Décor Holdings, Inc.*	Shoe Carnival, Inc.
La-Z-Boy Incorporated*	Hibbett Sports, Inc.
Sleep Number Corporation*	Big 5 Sporting Goods Corporation*
Conn’s, Inc.	Zumiez Inc.
Knoll, Inc.	The Container Store Group, Inc.
At Home Group Inc.*	Haverty Furniture Companies, Inc.
Monro, Inc.	Ethan Allen Interiors Inc.
Vitamin Shoppe, Inc.	Citi Trends, Inc.*
Kirkland’s, Inc.

*
Indicates new additions to peer group for 2020.

Tax Deductibility Under Section 162(m)
Section 162(m) of the Internal Revenue Code generally sets a limit of  $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. For years beginning prior to January 1, 2018, the $1 million deduction limit under Section 162(m) of the Internal Revenue Code did not apply to qualified performance-based compensation that satisfied certain requirements, including, among others, approval of by our shareholders of the material terms of the plan under which the compensation was awarded. Effective for the years beginning on or after January 1, 2018, there is no exception under Section 162(m) for qualified performance-based compensation; although a transition rule applies in some circumstances for awards and binding contracts in effect on November 2, 2017 and not materially modified thereafter. Significant aspects of our executive compensation programs were designed previously to permit (but not require) certain compensation paid to our named executive officers to qualify as performance-based compensation exempt from the Section 162(m) limitation. Now that the performance-based exception is no longer available (except as to certain grandfathered arrangements), no assurances can be given that compensation paid to our named executive officers will be fully deductible.

While we intend to continue to consider the impact of the deduction limit under Section 162(m) when developing and implementing our executive compensation programs, we believe the primary purpose of our executive compensation arrangements is to support our business strategy and the long-term interests of our shareholders. Therefore, we believe that it is important that we maintain the flexibility to award compensation that may not be tax deductible to promote our various corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Internal Revenue Code, and amounts paid under our compensation programs may not be deductible as the result of Section 162(m). To the extent we determine it to be consistent with our best interests and the interests of our stockholders, we intend to preserve, to the extent practicable, the applicability of the transition rule to existing awards. However, there is no guaranty that such transition status can or will be applicable. Despite the limits on deductibility, however, we continue to believe, and intend to continue to structure our compensation programs such that a significant portion of our executive compensation programs is tied to corporate performance.
Retirement, Deferred Compensation and Pension Plans
Our executive officers who are eligible may participate at their election in our 401(k) retirement savings plan that provides all employees with an opportunity to contribute up to 50% of their eligible compensation, subject to Internal Revenue Service limitations, to the plan on a tax-deferred basis to be invested in specified investment options and distributed upon their retirement. In addition, a Roth feature allows all employees to contribute up to 50% of their eligible compensation on an after-tax basis. Consistent with the 401(k) plan, we match 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. This matching contribution is allocated to both traditional 401(k) deferrals and Roth contributions. Employees are immediately 100% vested in the Company’s matching contributions. In 2019, Messrs. Knowles, Mulvaney, Agard, Tyson, Reeves and Thomsen contributed to the 401(k) plan and received matching contributions consistent with our company-wide program described above.
The Board has not adopted any plans for the deferral of executive compensation or for the payment of defined benefits or pensions based on an executive officer’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives whose salaries exceed the Internal Revenue Service’s maximum allowable salary for qualified plans.
Advisory Votes on Executive Compensation
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the subsequent rules and regulations promulgated by the SEC, we are including a non-binding advisory resolution approving the compensation of our named executive officers. The vote on this proposal will be non-binding on the Board and us and will not be construed as overruling a decision by the Board or us. This vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board or us. However, the Compensation Committee values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future decisions on executive compensation, as it deems appropriate.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon that review and discussion, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the Securities and Exchange Commission.
COMPENSATION COMMITTEE
David A. Levin, Chairperson
Terri Funk Graham
Famous P. Rhodes

Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee will be or have ever been one of our officers or employees. None of our executive officers serves or has served as a member of the board of directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board or our Compensation Committee.
Annual Compensation of Named Executive Officers
Summary Compensation Table
The following table and descriptions set forth information concerning compensation paid to or earned by the one (1) president and chief executive officer and the three (3) chief financial officers who served during 2019, and the three other most highly compensated individuals who were serving as our executive officers at the end of the 2019 fiscal year and whose annual salary and bonus exceeded $100,000 during the 2019 fiscal year. We refer to these individuals throughout this Proxy Statement as our named executive officers.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Dennis R. Knowles(3) Former president and chief executive officer	2019	742,772	—	1,125,000	—	477,705	24,156	2,369,633
	2018	715,825	—	937,482	312,498	334,747	22,141	2,322,693
	2017	661,623	—	499,989	499,992	705,313	15,415	2,382,332
Charles E. Tyson(4) Interim president (principal executive officer), chief customer experience officer	2019	512,477	—	314,990	—	230,616	50,173	1,108,256
	2018	278,913	—	—	999,996	94,268	69,039	1,442,216
Nancy A. Walsh(5) Chief financial officer	2019	144,248	50,000	374,996	374,996	63,971	97,752	1,105,963
Timothy J. Mulvaney(6) Chief accounting officer and former interim chief financial officer	2019	310,800	—	307,993	—	76,765	17,950	713,508
M. Lee Reeves(7) Chief legal officer and corporate secretary	2019	391,341	—	266,990	—	125,607	31,749	815,687
	2018	385,122	—	—	—	88,881	199,468	673,471
	2017	198,095	—	349,976	349,986	117,334	183,733	1,199,124
Christopher N. Thomsen(8) Chief information officer	2019	316,691	—	342,990	—	101,801	23,907	785,389
Martin D. Agard(9) Former chief financial officer	2019	130,579	—	—	—	—	16,318	146,897
	2018	449,454	—	142,494	47,499	124,124	28,391	791,962
	2017	435,000	—	—	—	272,721	115,441	823,162

(1)
The amounts in this column reflect the aggregate grant date fair value of stock and option awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. For a discussion of the assumptions relating to these valuations, see Note 7 — Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 24, 2020.

(2)
The amounts in the column reflect annual cash bonus awards through our non-equity incentive plan, referred to as our “Bonus Plan,” earned in the year noted but typically paid in the first quarter of the following year.

(3)
All other compensation includes $12,956, $13,603 and $15,415 in health benefits, group health plan contributions and life insurance premiums for 2019, 2018 and 2017, respectively, and $11,200 and $8,538 in 2019 and 2018, respectively, in matching contributions to our 401(k) plan. In connection with Mr. Knowles resignation on February 5, 2020 and in consideration of Mr. Knowles’ execution of the Waiver and Release Agreement, we paid Mr. Knowles the severance benefits provided for in the Severance Agreement, dated February 26, 2018, between us and Mr. Knowles, and accelerated the vesting of portions of certain equity awards. See “Potential Payments Upon Termination of Change of Control” beginning on page 33, for a discussion of Mr. Knowles aggregate severance benefit. Mr. Knowles severance benefits are not reflected in the Summary Compensation Table because he resigned in February 2020.

(4)
Mr. Tyson was not a named executive officer in 2017. All other compensation in 2019 includes $12,327 in health benefits, group health plan contributions and life insurance premiums, $11,200 in matching contributions to our 401(k) plan, $0 in COBRA reimbursements, and $26,646 in relocation expense reimbursement. All other compensation in 2018 includes $3,544 in health benefits, group health plan contributions and life insurance premiums, $3,462 in matching contributions to our 401(k) plan, $4,550 in COBRA reimbursements, and $57,483 in relocation expense reimbursement. On February 6, 2020, Mr. Tyson was appointed Interim President and Principal Executive Officer.

(5)
Ms. Walsh was not a named executive officer in 2018 or 2017. All other compensation in 2019 includes $824 in health benefits, group health plan contributions and life insurance premiums, $8,022 in COBRA reimbursements, and $88,907 in relocation expense reimbursement.

(6)
Mr. Mulvaney was not a named executive officer in 2018 or 2017. All other compensation in 2019 includes $8,086 in health benefits, group health plan contributions and life insurance premiums, and $9,863 in matching contributions to our 401(k) plan.

(7)
All other compensation includes $15,835, $17,391 and $4,279 in health benefits, group health plan contributions and life insurance premiums in 2019, 2018 and 2017, respectively, $11,200, $11,000 and $3,850 in matching contributions to our 401(k) plan in 2019, 2018 and 2017, respectively, $171,077 and $175,604 in relocation expense reimbursement in 2018 and 2017, respectively, and $4,714 in executive benefits in 2019.

(8)
Mr. Thomsen was not a named executive officer in 2018 or 2017. All other compensation in 2019 includes $12,707 in health benefits, group health plan contributions and life insurance premiums, and $11,200 in matching contributions to our 401(k) plan.

(9)
Mr. Agard resigned from the Company in April 2019. All other compensation includes $3,369, $17,391 and $11,416 in health benefits, group health plan contributions and life insurance premiums in 2019, 2018 and 2017, respectively, $91,979 in relocation expense reimbursement in 2017, $9,831, $11,000 and $12,046 in 2019, 2018 and 2017, respectively, in matching contributions to our 401(k) plan, and $3,117 in paid time off payout in 2019.

Grants of Plan-Based Awards
The following table provides information on grants of plan-based awards made to our named executive officers during fiscal 2019:
Grants of Plan-Based Awards for Fiscal Year 2019
Name	Award Type	Grant Date	Option Award Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)(2)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Dennis R. Knowles	Annual Bonus Plan			373,375	746,750	1,493,500
	Restricted Stock	3/21/2019	3/21/2019				26,508	53,016	106,032	53,016(5)			1,125,000
Charles E. Tyson	Annual Bonus Plan			180,250	360,500	721,000
	Restricted Stock	3/21/2019	3/21/2019				7,422	14,844	29,688	14,844(6)			314,990
Nancy A. Walsh	Annual Bonus Plan			50,000	100,000	200,000
	Stock Options	11/11/2019	11/11/2019								86,206(7)	8.59	374,996
	Restricted Stock	11/11/2019	11/11/2019							43,655(7)			374,996
Timothy J. Mulveney	Annual Bonus Plan			60,000	120,000	180,000
	Restricted Stock	3/21/2019	3/21/2019							10,179(6)			107,993
	Restricted Stock	8/12/2019	8/12/2019							24,844(8)			200,000
M. Lee Reeves	Annual Bonus Plan			98,175	196,350	392,700
	Restricted Stock	3/21/2019	3/21/2019				6,291	12,582	25,164	12,582(6)			266,990
Christopher N. Thomsen	Annual Bonus Plan			79,568	159,135	278,486
	Restricted Stock	3/21/2019	3/21/2019				5,726	11,451	20,039	11,451(6)			242,990
	Restricted Stock	12/17/2019	12/17/2019							10,101(9)			100,000
Martin D. Agard(10)	Annual Bonus Plan			67,208	268,830	537,660

(1)
These amounts reflect the potential range of payments for 2019 under the Bonus Plan. The actual payments are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
The amounts reflect the threshold payments under the Bonus Plan, which are 50% of the Target Bonus.

(3)
The amounts reflect the greatest potential payments under the Bonus Plan, which are 200% of the Target Bonus for Messrs. Knowles, Agard, Tyson and Reeves and Ms. Walsh, 175% of the Target Bonus for Mr. Thomsen, and 150% of the Target Bonus for Mr. Mulvaney. Mr. Agard did not receive a bonus under the Bonus Plan due to his resignation in April 2019. Mr. Knowles’ received a bonus for 2019 in accordance with his Severance Agreement.

(4)
The amounts reflect a range of performance-based restricted stock that vests, if at all, based on achievement of performance targets with a two-year performance period with 50% of any shares earned vesting at the end of the two-year performance period and the other 50% vesting three years from the date of grant of March 21, 2019. The amounts under Threshold reflect the threshold award under the restricted stock awards, which are 50% of the target amount. The amounts under Maximum reflect the greatest potential award under the restricted stock awards, which are 200% of the target amount (or 175% of the target amount for Mr. Thomsen). The Compensation Committee will determine the performance against pre-established targets to determine payout of performance stock awards, if any, at the end of the vesting period.
(5)
Mr. Knowles was no longer an employee of the Company as of February 5, 2020. In connection therewith, the Board approved the accelerated vesting of portions of equity awards that would otherwise have vested in March 2020, consisting of restricted stock awards relating to 16,605 shares of Company common stock and stock options relating to 25,000 shares of Company common stock. The stock options have an exercise price of  $12.01 per share and, in accordance with the Company’s equity compensation plan, are exercisable for 90 days following Mr. Knowles termination of employment.

(6)
The grants provided for vesting in equal annual amounts on the first four year anniversary dates following the date of grant of March 21, 2019.

(7)
The grants provided for vesting in equal annual amounts on the first four year anniversary dates following the date of grant of November 11, 2019.

(8)
The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of August 12, 2019.

(9)
The grants provided for vesting in equal annual amount on the first four year anniversary dates following the date of grant of December 17, 2019.

(10)
Mr. Agard resigned in April 2019 and did not receive an equity award grant in 2019.

Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table
The named executive officers have certain employment or other arrangements discussed below and also may have certain severance arrangements that are discussed in more detail under “Potential Payments Upon Termination or Change of Control” beginning on page 33.
Agreements with Dennis R. Knowles.   At the time of his hire as Chief Operating Officer, we entered into an offer letter agreement with Mr. Knowles, which was subsequently amended in November 2016 in connection with his appointment to President and Chief Executive Officer, which set forth his base starting salary (which was increased in November 2016 in connection with his appointment to President and Chief Executive Officer and, as discussed above, again in April 2017), other compensation matters in connection with his hire and certain initial terms relating to his employment. In addition, in 2018, we entered into the Knowles Severance Agreement. In connection with Mr. Knowles resignation on February 5, 2020 and in consideration of Mr. Knowles’ execution of the Waiver and Release Agreement, we paid Mr. Knowles the severance benefits provided for in the Knowles Severance Agreement and accelerated the vesting of portions of certain equity awards. See “Potential Payments Upon Termination of Change of Control” beginning on page 33, for a discussion of Mr. Knowles aggregate severance benefit.
Agreements with Charles E. Tyson.   At the time of his hire, we entered into an offer letter agreement with Mr. Tyson which set forth his starting base salary, other compensation matters in connection with his hire and certain initial terms relating to his employment. In addition, in connection with his hire, in 2018, we entered into a Severance Agreement with Mr. Tyson, which is discussed in more detail under “Potential Payments Upon Termination or Change of Control,” that, among other things, set forth Mr. Tyson’s severance arrangements as were set forth in his offer letter agreement. In connection with Mr. Tyson’s appointment, Mr. Tyson’s base salary was increased on an interim basis by $12,000 per month. Additionally, the Severance Agreement between the Company and Mr. Tyson was amended to provide that the termination of these interim arrangements would not constitute “Good Reason”.
Agreements with Nancy A. Walsh.   At the time of her hire, we entered into an offer letter agreement with Ms. Walsh, which set forth her base starting salary, other compensation matters in connection with her hire and certain initial terms relating to her employment. We also entered into a Severance Agreement with Ms. Walsh, which is discussed in more detail under “Potential Payments Upon Termination or Change of

Control.” In connection with the expansion of Ms. Walsh’s duties, Ms. Walsh’s base salary was increased on an interim basis by $8,000 per month. Additionally, the Severance Agreement between the Company and Ms. Walsh was amended to provide that the termination of these interim arrangements would not constitute “Good Reason”.
Agreements with Timothy J. Mulvaney.   At the time of his hire, we entered into an offer letter agreement with Mr. Mulvaney which set forth his base starting salary, other compensation matters in connection with his hire and certain initial terms relating to his employment. In addition, in 2019, in connection with his appointment to interim chief financial officer, we entered into a Severance Agreement with Mr. Mulvaney, which is discussed in more detail under “Potential Payments Upon Termination or Change of Control,” that, among other things, changed Mr. Mulvaney’s severance arrangements from what was in his offer letter agreement.
Agreements with M. Lee Reeves.   At the time of his hire, we entered into an offer letter agreement with Mr. Reeves which set forth his starting base salary, other compensation matters in connection with his hire and certain initial terms relating to his employment. In addition, in 2018, we entered into a Severance Agreement with Mr. Reeves, which is discussed in more detail under “Potential Payments Upon Termination or Change of Control,” that, among other things, changed Mr. Reeves’ severance arrangements from what was in his offer letter agreement.
Agreements with Christopher N. Thomsen.   At the time of his hire, we entered into an offer letter agreement with Mr. Thomsen which set forth his starting base salary, other compensation matters in connection with his hire and certain initial terms relating to his employment. In addition, in 2018, we entered into a Severance Agreement with Mr. Thomsen, which is discussed in more detail under “Potential Payments Upon Termination or Change of Control,” that, among other things, changed Mr. Thomsen’s severance arrangements from what was in his offer letter agreement.
Agreements with Martin D. Agard.   At the time of his hire, we entered into an offer letter agreement with Mr. Agard which set forth his base starting salary, other compensation matters in connection with his hire and certain initial terms relating to his employment. In addition, in 2018, we entered into a Severance Agreement with Mr. Agard, which is discussed in more detail under “Potential Payments Upon Termination or Change of Control,” that, among other things, changed Mr. Agard’s severance arrangements from what was in his offer letter agreement. Mr. Agard did not receive any benefits under this offer letter or Severance Agreement in connection with his resignation on April 5, 2019.
For additional information concerning our executive compensation policies, see “Compensation Discussion and Analysis” above.
Outstanding Equity Awards at Fiscal Year-End 2019
The following table sets forth the outstanding equity awards as of the end of the 2019 fiscal year for each of our named executive officers:
Outstanding Equity Awards at Fiscal Year-End 2019
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercisable Options (#) Unexercised	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Dennis R. Knowles(1)	75,000(2)	25,000(2)	12.01	3/3/2026	—	—
	39,215(3)	13,072(3)	15.31	8/1/2026	—	—
	22,340(4)	22,340(4)	21.89	5/5/2027	22,841(5)	223,157
	6,467(6)	19,402(6)	23.31	3/2/2028	36,867(7)	360,191
	—	—	—	N/A	106,032(8)	1,035,933
Charles E. Tyson	32,776(9)	65,552(9)	19.49	8/3/2028	—	—
	—	—	—	N/A	29,688(10)	290,052

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercisable Options (#) Unexercised	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Nancy A. Walsh	—(11)	86,206(11)	8.59	11/11/2029	43,655(11)	426,509
Timothy J. Mulvaney	1,592(12)	1,592(12)	30.71	11/3/2027	814(12)	7,953
	1,034(13)	3,105(13)	23.31	3/2/2028	1,609(13)	15,720
	—	—	—	N/A	10,179(14)	99,449
	—	—	—	N/A	24,844(15)	242,726
M. Lee Reeves	12,510(16)	6,256(16)	36.49	8/4/2027	4,796(17)	46,857
	—	—	—	N/A	25,184(18)	246,048
Christopher N. Thomsen	12,499(19)	4,167(19)	15.02	11/3/2026	2,081(19)	20,331
	—	—	—	N/A	22,902(20)	223,753
	—	—	—	N/A	10,101(21)	98,687
Martin D. Agard(22)	—	—	—	—	—	—

(1)
Mr. Knowles was no longer an employee of the Company as of February 5, 2020. In connection therewith, the Board approved the accelerated vesting of portions of equity awards that would otherwise have vested in March 2020, consisting of restricted stock awards relating to 16,605 shares of Company common stock and stock options relating to 25,000 shares of Company common stock. The stock options have an exercise price of  $12.01 per share and, in accordance with the Company’s equity compensation plan, were exercisable for 90 days following Mr. Knowles termination of employment. All other unvested awards were forfeited as of such date.

(2)
The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 3, 2016.

(3)
The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of August 1, 2016.

(4)
The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of May 5, 2017.

(5)
The grants provided for full vesting on May 5, 2020, the third anniversary of the date of grant.

(6)
The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 2, 2018.

(7)
Includes 10,055 time-based grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 2, 2018 and 26,812 performance-based grants that, subject to meeting the applicable performance targets set forth in the grant agreement, 50% of which will vest on the two-year anniversary of the date of grant and the other 50% will vest on the three-year anniversary of the date of grant.

(8)
Includes 53,016 time-based grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 21, 2019 and 53,016 performance-based grants that, subject to meeting the applicable performance targets set forth in the grant agreement, 50% of which will vest on the two-year anniversary of the date of grant and the other 50% will vest on the three-year anniversary of the date of grant.

(9)
The grants provided for vesting in equal annual amounts on the first three anniversary dates following the date of grant of August 3, 2018.

(10)
Includes 14,844 time-based grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 21, 2019 and 14,844 performance-based grants that, subject to meeting the applicable performance targets set forth in the grant agreement, 50% of which will vest on the two-year anniversary of the date of grant and the other 50% will vest on the three-year anniversary of the date of grant.

(11)
The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of November 11, 2019.

(12)
The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of November 3, 2017.

(13)
The grants provided for vesting in equal annual amounts on the first three anniversary dates following the date of grant of March 2, 2018.

(14)
The grants provided for vesting in equal annual amounts on the first three anniversary dates following the date of grant of March 21, 2019.

(15)
The grant provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of August 12, 2019.

(16)
The grants provided for vesting in equal annual amounts on the first three anniversary dates following the date of grant of August 4, 2017.

(17)
The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of August 4, 2017.

(18)
Includes 12,582 of time-based grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 21, 2019 and 12,582 performance-based grants that, subject to meeting the applicable performance targets set forth in the grant agreement, 50% of which will vet on the two-year anniversary of the date of grant and the other 50% will vest on the three-year anniversary of the date of grant.

(19)
The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of November 3, 2016.

(20)
Includes 11,451 of time-based grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of March 21, 2019 and 11,451 performance-based grants that, subject to meeting the applicable performance targets set forth in the grant agreement, 50% of which will vet on the two-year anniversary of the date of grant and the other 50% will vest on the three-year anniversary of the date of grant.

(21)
The grants provided for vesting in equal annual amounts on the first four anniversary dates following the date of grant of December 17, 2019.

(22)
Mr. Agard was no longer an employee of the Company as of April 5, 2019. In connection therewith, all of his unvested stock option and restricted stock awards were forfeited as of such date.

Option Exercises and Stock Vested for 2019
The following table provides information concerning the exercises of stock options and the vesting of restricted stock during the fiscal year 2019 on an aggregated basis for each of our named executive officers:
Option Exercises and Stock Vested for Fiscal Year-End 2019
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis R. Knowles	—	—	3,351	39,307
Charles E. Tyson	—	—	—	—
Nancy A. Walsh	—	—	—	—
Timothy J. Mulvaney	—	—	943	9,995
M. Lee Reeves	—	—	2,398	20,815
Christopher N. Thomsen	—	—	2,081	18,958
Martin D. Agard	—	—	—	—

Potential Payments Upon Termination or Change of Control
We have agreed to provide payments or other benefits to our named executive officers under certain scenarios related to a termination of employment. This section describes those payments and benefits and events that trigger them.
Severance Agreements with Dennis R. Knowles, Nancy A. Walsh, Timothy J. Mulvaney, Martin D. Agard, Charles E. Tyson, M. Lee Reeves and Christopher N. Thomsen.   As previously discussed, we have entered into Severance Agreements with Messrs. Knowles, Agard, Mulvaney, Tyson, Reeves, Thomsen and Ms. Walsh. Under the terms of the Severance Agreements, if we terminate the executive’s employment other than for cause (as defined in the Severance Agreements), death, or disability (as defined in the Severance Agreements), or the executive terminates employment for good reason (as defined in the Severance Agreements), in either case during the term of the Severance Agreement and outside of a change in control period (as defined in the Severance Agreements) or, if inside a change in control period, where the change in control is not consummated, the executive will be entitled to the following:
(i) the executive’s annualized base salary as of the date of termination in the form of salary continuation for the twelve (12) months beginning on the date of termination;
(ii) any accrued and unpaid bonus for any prior completed fiscal year in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment with us;
(iii) the greater of the target bonus or the actual bonus for the year the executive’s employment is terminated (prorated based on the number of days the executive remained employed with us during the year of termination) in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment with us;
(iv) any vested accrued amounts that the executive is entitled to receive upon termination of the executive’s employment under any Company benefit policy, plan or other arrangement in which the executive participated prior to termination in accordance with the terms of such benefit policy, plan or other arrangement; and
(v) continued medical insurance coverage for the executive and the executive’s dependents under such medical insurance plans and programs for twelve (12) months following the date of termination and, during such period, payment by us of the portion, if any, of such medical insurance premiums that we pay for our active employees each month.
Under the terms of the Severance Agreements, if we terminate the executive’s employment other than for cause, death or disability, or the executive terminates employment for good reason, in either case during the term of the Severance Agreement and inside a change in control period and the relevant change in control occurs, the executive will be entitled to the benefits outlined in (ii)-(v) above and to the following:
(a) the executive’s annualized base salary as of the date of termination in the form of salary continuation for the twenty-four (24) months in case of Mr. Knowles and eighteen (18) months in case of Messrs. Mulvaney, Agard, Tyson, Reeves, Thomsen and Ms. Walsh beginning on the date of termination;
(b) continued medical insurance coverage for the executive and the executive’s dependents for twenty-four (24) months in case of Mr. Knowles and eighteen (18) months in case of Messrs. Mulvaney, Agard, Tyson, Reeves, Thomsen and Ms. Walsh following the date of termination and, during such period, payment by us of the portion, if any, of such medical insurance premiums that we pay for our active employees each month (provided, however, if such coverage cannot be extended, we may either provide comparable coverage or pay monthly premiums to the executive equal to the cost of such coverage); and
(c) accelerated vesting of all unvested stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards previously granted to the executive by us or our subsidiaries (at target to the extent vesting would be based on the achievement of performance conditions other than continued employment or service) and such stock options and stock appreciation rights shall remain outstanding and exercisable, to the extent vested, until the earlier of  (i) the original expiration date of such stock options and stock appreciation rights or (ii) the one-year anniversary of the later of the termination date or the date such stock option or stock appreciation right becomes vested and exercisable.

As a condition to the receipt of any compensation and other benefits under the Severance Agreements, the executive is required to enter into a confidential waiver and release agreement. Any breach by the executive of the terms of the executive’s Non-Compete Agreement will constitute a material breach of the Severance Agreement, resulting in the waiver or forfeiture of all rights to future payments and benefits under the Severance Agreement and the requirement that the executive reimburse us for any compensation and benefits previously received by the executive under the Severance Agreement.
The original term of the Severance Agreements expires on December 31, 2021 and will automatically renew for successive one-year periods unless notice of non-renewal is previously given by either party to the other; provided, however, that the Severance Agreements will be extended automatically during any change in control period.
In addition to the payments and benefits described above, the agreements pursuant to which equity awards have been granted to the named executive officers contain provisions for accelerated vesting (i) upon a change in control of the Company or (ii) upon a change in control of the Company and the termination of the named executive officer’s employment with the Company (or any related company) for “good reason” or such termination is not a “termination for cause”, depending on the award agreement applicable to a particular equity award.
The following table shows the value to our named executive officers (other than Mr. Agard who resigned effective as of April 5, 2019) of benefits provided assuming termination inside a change in control period as of December 31, 2019. In addition because Mr. Knowles resigned following December 31, 2019, he is included in this table but his severance arrangements pursuant to his Severance Agreement are described following the table.
The Severance Agreements between the Company and Mr. Tyson and Ms. Walsh were amended in connection with Mr. Knowles resignation to provide that the termination of the interim arrangements with each of Mr. Tyson and Ms. Walsh would not constitute “Good Reason”.
Name	Cash Severance ($)(1)	Health and Welfare Benefits ($)	Benefit Policy(2) ($)	Unvested Stock Options at 12/31/2019(3) (#)	Exercise Price of Unvested Stock Options ($)	Unvested Stock Awards at 12/31/2019(3) (#)	Total Value of Stock Options or Award that may Accelerate Upon Change in Control ($)(4)	Total Value of Benefits Provided Upon Termination and Change of Control ($)
Dennis R. Knowles	1,971,205	19,067	71,802	25,000	12.01	—	—	3,681,355
				13,072	15.31	—	—
				22,342	21.89	—	—
				—	—	22,841	223,157
				19,402	23.31	—	—
				—	—	36,867	360,191
				—	—	106,032	1,035,933
Charles E. Tyson	1,003,116	14,300	49,520	65,552	19.49	—	—	1,356,988
				—	—	29,688	290,052
Nancy A. Walsh	813,971	32,959	48,076	86,206	8.59	43,655	528,232	1,423,238
Timothy J. Mulvaney	526,765	32,959	28,846	1,594	30.71	814	7,953	954,418
				3,105	23..31	1,609	15,720
				—	—	35,023	342,175
M. Lee Reeves	714,657	20,443	37,760	6,256	36.49	4,796	46,857	1,065,569
				—	—	25,164	245,852
Christopher N. Thomsen	579,206	20,443	30,602	4,167	15.02	2,081	20,331	973,021
				—	—	33,003	322,439

(1)
Represents (i) annualized base salary as of the date of termination in the form of salary continuation for the twenty-four (24) months in case of Mr. Knowles and eighteen (18) months in case of Messrs. Mulvaney, Agard, Tyson, Reeves, Thomsen and Ms. Walsh beginning on the date of termination, (ii) any accrued and unpaid bonus for any prior completed fiscal year in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment and (iii) the greater of the target bonus or the actual bonus for the year the executive’s employment is terminated (prorated based on the number of days the executive remained employed with us during the year of termination) in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment.
(2)
Amount represents accrued but unused PTO and assumes payout of maximum days allowable.

(3)
Upon change in control and the termination of the named executive officer’s employment with the Company (or any related company) for “good reason” or such termination is not a “termination for cause,” 100% of the unvested options or awards vest.

(4)
Represents the value of unvested stock options and awards based on the closing price of our common stock on December 31, 2019, which was $9.77.

The following table shows the value to our named executive officers (other than Mr. Agard) of benefits provided assuming termination outside a change in control period as of December 31, 2019 (or, if inside a change in control period, where the change in control is not consummated):
Name	Cash Severance ($)(1)	Health and Welfare Benefits ($)	Benefit Policy(2) ($)	Total Value of Benefits Provided Upon Termination Outside a Change of Control ($)
Dennis R. Knowles	1,224,455	9,534	71,802	1,305,791
Charles E. Tyson	745,616	9,534	49,520	804,670
Nancy A. Walsh	563,971	21,972	48,076	634,019
Timothy J. Mulvaney	376,765	21,972	28,846	427,583
M. Lee Reeves	518,307	13,629	37,760	569,696
Christopher N. Thomsen	420,071	13,629	30,602	464,302

(1)
Represents (i) annualized base salary as of the date of termination in the form of salary continuation for (12) months beginning on the date of termination, (ii) any accrued and unpaid bonus for any prior completed fiscal year in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment and (iii) the greater of the target bonus or the actual bonus for the year the executive’s employment is terminated (prorated based on the number of days the executive remained employed with us during the year of termination) in a single lump sum on the date the bonus would have been paid to the executive had the executive continued employment.

(2)
Amount represents accrued but unused PTO and assumes payout of maximum days allowable.

Terms of Severance for Messrs. Knowles and Agard
In connection with Mr. Knowles resignation on February 5, 2020 and in consideration of Mr. Knowles’ execution of the Waiver and Release Agreement, we paid Mr. Knowles the severance benefits provided for in the Knowles Severance Agreement and accelerated the vesting of portions of certain equity awards. The aggregate severance benefit paid to Mr. Knowles included (i) annualized base salary as of the resignation date in the form of salary continuation for 12 months beginning on the resignation date ($746,750), (ii) the accrued and unpaid bonus for the 2019 fiscal year in a single lump sum on the date the bonus would have been paid to Mr. Knowles had he continued employment ($482,606), and (iii) the greater of the target bonus or the actual bonus for fiscal year 2020 (prorated based on the number of days Mr. Knowles remained employed with us during 2020) in a single lump sum on the date the bonus would have been paid to Mr. Knowles had he continued employment. The aggregate severance includes health and welfare benefits (estimated to be $8,393). The Board also approved the accelerated vesting of portions of equity awards that would otherwise have vested in March 2020, consisting of restricted stock awards relating to 16,605 shares of Company common stock and stock options relating to 25,000 shares of Company common stock. The stock options have an exercise price of  $12.01 per share and, in accordance with the Company’s equity compensation plan, were exercisable for 90 days following Mr. Knowles termination of employment.
In addition, Martin D. Agard, resigned as Chief Financial Officer effective April 5, 2019. Mr. Agard did not receive any benefits under his offer letter or Severance Agreement in connection with his resignation on April 5, 2019.
Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information regarding pay ratios. Our pay ratio is a reasonable estimate and has been calculated in a manner consistent with SEC rules based on the methodology described below. For the year ended December 31, 2019:
•
The median of the annual total compensation of all of our employees (other than Mr. Knowles, our president and chief executive officer) was $41,951;

•
The annual total compensation of Mr. Knowles was $2,369,633; and

•
Based on the information above, the ratio of the annual total compensation of our president and chief executive officer to the median of the annual total compensation of all employees is 56.5 to 1.

The methodology that we used and the material assumptions, adjustments and estimates that we used to identify the median employee and then determine annual total compensation for 2019 were as follows:
Employee population.   As of December 29, 2019, our employee population consisted of approximately 2,195 individuals, with 2,143 employees, representing approximately 98% of our total employee population located in the United States and 52 employees, representing approximately 2% of our total employee population, located outside of the United States. Our employee population for purposes of identifying our median employee was 2,143, after taking into consideration the de minimis adjustment permitted by the SEC rules. We excluded approximately 29 individuals that were located in Canada and approximately 23 individuals that were located in China under the de minimis exception because these non-U.S. employees account for less than 5% of our total employees.
Identification of Median.   To identify the median of the annual total compensation of all of our employees (other than Mr. Knowles), we reviewed the annual wages of each of our employees as reported on box 5 of their W-2 tax forms (the “reported compensation”). In making this calculation, we annualized the reported compensation of all permanent employees who were hired in the year ended December 31, 2019, but did not work for us for the entire year. We did not make any cost of living adjustments to the reported compensation in identifying the median employee. Using this methodology, we determined that our median employee was a full-time, hourly employee located in the U.S. With respect to this median employee, we then identified and calculated the elements of such employee’s compensation for the year ended December 31, 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of  $41,951.
Identification of Annual Total Compensation for our President and Chief Executive Officer.   With respect to the annual total compensation of Mr. Knowles, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this Proxy Statement.
Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2019, with respect to compensation plans under which shares of our common stock are authorized for issuance:
	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)	Weighted-average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Security Holders
– 2007 Equity Compensation Plan(1)(2)	25,621(3)	23.33(4)	—
– Amended and Restated 2011 Equity Compensation Plan(1)(5)	693,845(6)	20.12(4)	2,509,865
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	719,466	20.18(4)	2,509,865

(1)
In 2019, the Board adopted, and the stockholders approved, the 2011 Plan to amend and restate the previous version of the 2011 Plan, as amended and restated (the “Previous 2011 Plan”). In 2016, the Board adopted, and the stockholders approved, the Previous 2011 Plan to amend and restate the original version of the 2011 Plan (the “Original 2011 Plan”). In 2011, the Board adopted, and the stockholders approved, the Original 2011 Plan to succeed the 2007 Equity Compensation Plan (the “2007 Plan”). As a result, no further awards will be granted under the 2007 Plan.

(2)
The 2007 Plan permitted the grant of non-qualified and incentive stock options and other stock-based awards to our employees, non-employee directors and other service providers.

(3)
Includes stock options to purchase 14,264 shares and 11,357 unvested shares of restricted stock.

(4)
Weighted average exercise price of outstanding options; excludes restricted stock awards.

(5)
The 2011 Plan permits the grant of non-qualified and incentive stock options and other stock-based awards, including, without limitation, restricted stock, restricted stock units, unrestricted stock awards and stock appreciation rights, to our employees, non-employee directors and other service providers. Award grants prior to November 2, 2017 may have been made with the intention of qualifying such awards under the requirements of Section 162(m) of the Internal Revenue Code for performance-based compensation exempt from the $1 million deduction limit (prior to its repeal by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”)). The 2011 Plan is administered by our Compensation Committee. There are 7,800,000 shares of our common stock authorized for issuance, subject to adjustment and reduced by (i) any shares that have been issued under the 2007 Plan, the Previous 2011 Plan, and the Original 2011 Plan, and (ii) any shares that are subject to outstanding awards under the 2007 Plan, the Previous 2011 Plan and the Original 2011 Plan that have not been forfeited or cancelled. The maximum aggregate number of shares of Common Stock that may be issued under the 2011 Plan is 1,750,000 shares of Common Stock, plus the number of shares of Common Stock available for grant under the Previous 2011 Plan immediately prior to the 2011 Plan’s approval.

(6)
Includes stock options to purchase 679,199 shares and 14,646 unvested shares of restricted stock.

DIRECTOR COMPENSATION
Non-Employee Director Compensation
The Board, at the recommendation of the Nominating and Corporate Governance Committee, approves the compensation of our non-employee directors. Directors who are our employees do not receive compensation for their service on the Board or any Board committee. The following table sets forth the compensation for our non-employee directors in 2019.
Element of Compensation	2019 Compensation Amount(1)
Annual retainer	$140,000
Board Chair additional retainer	$100,000
Audit Committee Chair additional retainer	$20,000
Compliance and Regulatory Affairs Committee Chair additional retainer	$15,000
Compensation Committee Chair additional retainer	$12,500
Nominating and Corporate Governance Committee Chair additional retainer	$10,000
Audit Committee member additional retainer	$10,000
Compliance and Regulatory Affairs Committee member additional retainer	$10,000
Compensation Committee member additional retainer	$7,500
Nominating and Corporate Governance Committee member additional retainer	$5,000

(1)
Non-employee directors will receive $60,000 of the annual retainer in cash and $80,000 of the annual retainer in shares of restricted stock. In addition, the chairperson will receive 50% of the additional chair retainer in cash and 50% of the additional chair retainer in shares of restricted stock. Committee retainers will be paid in cash. The cash component of the retainers will be paid quarterly in arrears. The shares of restricted stock will vest at the next annual stockholders’ meeting, provided, however, if a director leaves the Board for any reason, the Compensation Committee may permit a pro rata portion of the shares of restricted stock to vest as of the date of termination from the Board. Any fractional shares will be paid in cash. We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending our board and committee meetings and permit our directors to participate in employee-discount programs available to all our employees.

2019 Non-Employee Director Compensation
As set forth above, in 2019, our non-employee directors received a portion of the payment for the retainers in restricted stock and a portion in cash. The restricted stock portion of the retainer was granted on the date of the 2019 Annual Meeting and vests on the date of the 2020 Annual Meeting. In calculating the number of shares of restricted stock reflecting the value of the retainers for our non-employee directors, we used the closing price of our common stock on the date of the grant. We reimburse directors for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance. Furthermore, our equity award agreements for our directors contain clawback provisions, so that any such awards are subject to such deductions, repayment and clawback as may be required by any applicable law, government regulation or stock exchange listing requirement (or any policy adopted by us pursuant to any such law, government regulation or stock exchange listing requirement).
In addition to the compensation received by our non-employee directors for service on the Board or any standing Board committee, certain non-employee directors also received compensation in 2019 for service on the Special Committee, with such compensation set by the Board. The Special Committee was dissolved in March 2019 after completing the scope of its responsibilities. The compensation for such service is described in more detail below.
Through March 2019, when the Special Committee was dissolved, Ms. Taylor served as the chairperson of the Special Committee. The other members of the Special Committee were Messrs. Roper and Wade. The compensation to be paid to Ms. Taylor for serving as the chairperson of the Special

Committee during 2019 was a monthly payment of  $20,000 per month. The compensation for the other members of the Special Committee was $2,000 per meeting but, for any particular month, was capped at $15,000. The compensation for other members of the Board who are not members of the Special Committee and, at the request of the Special Committee, provide assistance to the Special Committee, is $1,000 per day for each day such director spends a meaningful portion of his or her day on the business of the Special Committee. For 2019, there were no such payments to directors who were not members of the Special Committee.
Such compensation in connection with the Special Committee was in the form of cash payments, with such payments subject to the Deferral Plan to the extent such member of the Special Committee elected to participate in the Deferral Plan.
The following table sets forth compensation earned by our directors who are not named executive officers in the fiscal year ended December 31, 2019:
Director Compensation in Fiscal 2019
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
W. Stephen Cannon(3)	42,500	—	42,500
Terri Funk Graham(4)	70,007	79,994	150,001
David A. Levin(5)	79,982	79,994	159,976
Douglas T. Moore(4)	77,506	79,994	157,500
Famous P. Rhodes(4)	77,506	79,994	157,500
Martin F. Roper(6)	159,475	79,994	239,469
Nancy M. Taylor(7)	233,760	129,990	363,750
Jimmie L. Wade(4)(8)	164,006	79,994	244,000

(1)
$60,000 of the $140,000 non-employee director’s annual retainer is received in cash.

(2)
The amounts in this column reflect the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. Stock awards granted on May 22, 2019 had a grant date fair value of  $10.57 per share. For a discussion of the assumptions relating to these valuations, see Note 7 — Stock-Based Compensation to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 24, 2020.

(3)
Mr. Cannon did not stand for re-election at the 2019 Annual Meeting of Stockholders, but served as a director until May 22, 2019.

(4)
Stock awards include 7,568 shares of restricted stock that were outstanding as of December 31, 2019.

(5)
Stock awards include 7,568 shares of restricted stock that were outstanding as of December 31, 2019, which were deferred under the Deferral Plan. For the column “Fees Earned or Paid in Cash”, this amount includes $79,982 of cash earned in connection with his service on the Board that was deferred under the Deferral Plan.

(6)
Stock awards include 7,568 shares of restricted stock that were outstanding as of December 31, 2019, which were deferred under the Deferral Plan. For the column “Fees Earned or Paid in Cash”, this amount includes (i) $82,484 of cash earned in connection with his service on the Board and applicable standing committees that was deferred under the Deferral Plan and (ii) $76,991 of cash earned in connection with his service on the Special Committee, a portion of which was for service on the Special Committee during 2018 but not paid until 2019, and was deferred under the Deferral Plan.

(7)
Stock awards include 12,298 shares of restricted stock that were outstanding as of December 31, 2019. For the column “Fees Earned or Paid in Cash”, this amount includes (i) $123,760 of cash earned in connection with her service on the Board and applicable standing committees and (ii) $110,000 of cash earned in connection with her service on the Special Committee, a portion of which was for service on the Special Committee during 2018 but not paid until 2019.
(8)
For the column “Fees Earned or Paid in Cash”, this amount includes (i) $85,006 of cash earned in connection with his service on the Board and applicable standing committees and (ii) $79,000 of cash earned in connection with his service on the Special Committee, a portion of which was for service on the Special Committee during 2018 but not paid until 2019.

Outside Directors Deferral Plan
On November 21, 2008, the Board adopted the Deferral Plan under which each of our non-employee directors can defer receipt of all or a portion of his or her fees until such director’s departure from the Board. In so doing, the Board intended to provide an incentive to the non-employee directors to own shares of our common stock, thereby aligning their interests more closely with the interests of our stockholders. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year.
Under the Deferral Plan, a non-employee director may elect to defer up to 100% of his or her compensation in 25% increments and have such compensation invested in deferred stock units. Deferred stock units attributable to the deferral of cash compensation are credited as of the day on which such compensation is otherwise payable in accordance with our then applicable director compensation policies (the “Payment Date”), and the number of deferred stock units is determined by dividing the deferred compensation payable on the Payment Date by the closing price of our common stock as of the Payment Date with partial shares being disregarded. Deferred stock units credited with respect to restricted stock awards are determined using the closing price as of the grant date of the award of such shares of common stock. Deferred stock units must be settled in common stock upon the director’s departure from the Board. There was an aggregate of 158,283 deferred stock units outstanding at December 31, 2019.
SECURITIES OWNERSHIP
Securities Ownership of Certain Beneficial Owners
The following table sets forth information regarding ownership of our common stock by each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock and the shares of common stock owned by each director, by each named executive officer, and all of our directors and executive officers as a group as of March 23, 2020. Unless otherwise indicated below, the address of each beneficial owner listed below is c/o Lumber Liquidators Holdings, Inc., 4901 Bakers Mill Lane, Richmond, Virginia 23230.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
5% or Greater Owners
Blackrock, Inc.(3) 55 East 52nd Street New York, NY 10022	4,594,080	16.0%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	1,838,810	6.4%
T. Rowe Price Associates(5) 100 E. Pratt Street Baltimore, MD 21202	1,648,420	5.7%
Directors and Executive Officers
Martin D. Agard(6)	12,113	*
Terri Funk Graham	9,612	*
Dennis R. Knowles(7)	143,846	*
David A. Levin	20,920	*

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Douglas T. Moore	27,528	*
Timothy J. Mulvaney(8)	46,199	*
M. Lee Reeves(9)	62,572	*
Famous P. Rhodes	10,113	*
Martin F. Roper	120,627	*
Nancy M. Taylor	62,399	*
Christopher N. Thomsen(10)	44,667	*
Charles E. Tyson	30,655	*
Jimmie L. Wade	41,673	*
Nancy A. Walsh	51,690	*
All executive officers and directors as a group (14 persons)(11)	684,614	2.4%

*
Represents beneficial ownership of less than 1%.

(1)
Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to beneficially owned shares of stock.

(2)
Based on 28,765,485 shares of the Company’s common stock outstanding as of March 23, 2020. In accordance with SEC rules, percent of class as of March 23, 2020 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to options exercisable by that person or group within 60 days.

(3)
According to a Schedule 13G/A filed with the SEC on February 4, 2020, BlackRock, Inc., through certain of its subsidiaries, has sole power to vote or direct the vote of 4,536,254 shares and sole power to dispose or to direct the disposition of 4,594,080 shares of the Company’s common stock. Relevant subsidiaries of BlackRock, Inc. that are persons described in Rule 13d-1(b) include: (i) BlackRock Advisors, LLC; (ii) BlackRock Investment Management (UK) Limited; (iii) BlackRock Asset Management Canada Limited; (iv) BlackRock Investment Management (Australia) Limited; (v) BlackRock (Netherlands) B.V.; (vi) BlackRock Fund Advisors; (vii) BlackRock Asset Management Ireland Limited; (viii) BlackRock Institutional Trust Company, National Association; (ix) BlackRock Financial Management, Inc.; (x) BlackRock Asset Management Schweiz AG; and (xi) BlackRock Investment Management, LLC.

(4)
According to a Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group (“Vanguard”), including through certain of its subsidiaries, has sole power to vote or direct the vote of 31,583 shares, sole power to dispose or to direct the disposition of 1,806,398 shares, shared power to vote or direct the vote of 2,532 shares, and shared power to dispose or to direct the disposition of 32,412 shares of the Company’s common stock. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are subsidiaries of Vanguard and beneficially own 29,880 shares and 4,235 shares of the Company’s common stock, respectively.

(5)
According to a Schedule 13G filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). T. Rowe Price has sole voting power over 515,015 shares and sole dispositive power over 1,648,420 shares.

(6)
Based solely on Mr. Agard’s last Form 4 filing on March 5, 2019. Mr. Agard was no longer an employee of the Company as of April 5, 2019 and all unvested stock option and restricted stock awards were forfeited as of such date.

(7)
Includes shares based on Mr. Knowles last Form 4 filing on August 12, 2019. Mr. Knowles resigned as of February 5, 2020 and in connection therewith, the Board approved the accelerated vesting of portions of equity awards that would otherwise have vested in March 2020, consisting of restricted stock awards relating to 16,605 shares of Company common stock and stock options relating to 25,000 shares of Company common stock. The stock options have an exercise price of  $12.01 per share and, in accordance with the Company’s equity compensation plan, are exercisable for 90 days following Mr. Knowles termination of employment.

(8)
Including 3,661 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.

(9)
Including 12,510 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.

(10)
Including 12,499 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.

(11)
Including 53,670 shares not currently owned but issuable upon the exercise of stock options awarded under our equity compensation plans that are currently exercisable or will become exercisable within 60 days.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities.
Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) during 2019, and written representations of our directors and officers, we believe that all directors, executive officers and beneficial owners of more than 10% of our common stock have filed with the SEC on a timely basis all reports required to be filed under Section 16(a) of the Exchange Act.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We have a formal written policy concerning related person transactions, a copy of which is available on our website. Under that policy, a related person transaction is a transaction, arrangement or relationship involving us, on the one hand, and (i) our director or executive officer, his or her immediate family members or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5% of our voting securities or a member of the immediate family of such person. Related person transactions do not include (i) any employee benefit plan, policy, program, agreement or other arrangement that has been approved by the Board, the Compensation Committee or recommended by the Compensation Committee for approval by the Board, or (ii) any transaction (other than consulting or employment) in the ordinary course of business and/or in compliance with approved Company policy, if applicable, that does not involve an amount exceeding $100,000 in aggregate.
The Audit Committee evaluates each related person transaction for the purpose of recommending to the disinterested members of the Board whether the transaction is fair, reasonable and within our policy, and should be ratified and approved by the Board. At least annually, management will provide the Audit Committee with information pertaining to related person transactions. Related person transactions entered into, but not approved or ratified as required by the policy concerning related person transactions, will be subject to termination by us or the relevant subsidiary, if so directed by the Audit Committee, taking into account factors as it deems appropriate and relevant.

Lease Arrangements
Until December 31, 2019, we leased our Toano distribution and former headquarters facility, which includes a store location and 28 of our other store locations from F9 Properties, LLC f/k/a ANO, LLC (“F9”), a company that is wholly owned by Thomas D. Sullivan. Mr. Sullivan, a founder and former employee of the company, has not served as an officer or director of the company since December 31, 2016. According to a Schedule 13D/A filed with the SEC on September 3, 2019, Mr. Sullivan was the beneficial owner of more than 5% of our voting securities. Mr. Sullivan subsequently filed a Schedule 13D/A with the SEC on September 13, 2019 indicating that his ownership was approximately 1.6% of our voting securities and was no longer a 5% shareholder. The operating lease for our Toano facility had a base period that expired on December 31, 2019. Our store leases generally have five-year base periods and one or more five-year renewal periods. Our rent expense attributable to F9 was $3.1 million in 2019, but we expect rent expense attributable to F9 in 2020 to be lower, given the expiration of the Toano lease.
We believe that the leases that we have signed to date with F9, which are described in more detail in Note 5 to our audited financial statements included in Item 8 of the Form 10-K filed with the SEC on February 24, 2020, are on fair market terms.
AUDITOR INFORMATION
Ernst & Young served as our independent registered public accounting firm for the years ended December 31, 2019 and 2018. Representatives of Ernst & Young are expected to attend the Annual Meeting, be available to respond to appropriate questions from stockholders and have the opportunity to make a statement if they desire to do so.
Fees Paid to Independent Registered Public Accounting Firm
The following information is furnished with respect to the fees billed by our independent registered public accounting firm for each of the last two fiscal years:
	2019	2018
Audit Fees	$1,485,550	$1,595,000
Audit-Related Fees	3,600	4,340
Tax Fees	77,776	207,500
Total Fees	$1,566,926	$1,806,840
Audit fees:   The aggregate amount of fees billed to us by Ernst & Young for professional services rendered in connection with the audits of our annual consolidated financial statements and our international subsidiaries, the reviews of the consolidated financial statements for the fiscal quarters during the year and accounting consultations that relate to the audited consolidated financial statements and are necessary to comply with auditing standards.
Audit-Related fees:   The aggregate amount of fees billed to us by Ernst & Young for professional services rendered in connection with accounting consultations, principally related to SEC filing and reporting matters.
Tax fees:   The aggregate amount of fees billed to us by Ernst & Young for professional services related to federal, state and international tax return preparation, tax planning services and consultations on tax matters.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has determined that Ernst & Young’s rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for particular services or categories of services, including planned services, project-based services and routine consultations projects. Each category is subject to a specific budget or quarterly dollar amount. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee has delegated certain pre-approval authority to its Chairman. The Chairman must report any decisions to the Audit Committee at its next scheduled meeting. All services provided by Ernst & Young during 2018 and 2019 were pre-approved.
Audit Committee Report
The Audit Committee operates under a written charter adopted by the Board. The charter reflects the applicable requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. Each member of the Audit Committee is independent in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines.
The Audit Committee reviews and discusses the following matters with management and our independent registered public accounting firm, Ernst & Young LLP:
•
Quarterly and year-end results, consolidated financial statements and reports, prior to public disclosure.

•
Our disclosure controls and procedures, including internal control over financial reporting.

•
The independence of our registered public accounting firm.

•
Management’s report and the independent registered public accounting firm’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee routinely meets with our internal auditors and independent registered public accounting firm, with and without management present.
The Audit Committee has oversight responsibilities only and it is not acting as an expert in accounting or auditing. The Audit Committee relies without independent verification on the information provided to its members and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of our consolidated financial statements by the independent auditors has been carried out in accordance with auditing standards set forth by the Public Company Accounting Oversight Board (“PCAOB”).
Management has the primary responsibility for the preparation of our 2019 consolidated financial statements and the overall reporting process, including the systems of internal control over financial reporting, and has represented to the Audit Committee that our 2019 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. In accordance with the requirements established by the PCAOB Auditing Standard No. 1301, “Communications with Audit Committees,” these discussions included, among other things, a review of significant accounting policies, their application and estimates, and the independent registered public accounting firm’s judgment about our internal controls and the quality of our accounting practices.
The Audit Committee has received from the independent auditors written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ independence, and has discussed with the independent auditors, the independent auditors’ independence.

Relying on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.
AUDIT COMMITTEE
Jimmie L. Wade, Chairperson
David A. Levin
Famous P. Rhodes
Martin F. Roper

PROPOSAL TWO
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2020. We are asking the stockholders to ratify this selection.
Under its charter, the Audit Committee is responsible for the appointment, retention, compensation, evaluation and termination of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in an annual evaluation of the external auditor’s qualifications, performance and independence. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. Under its charter, the Audit Committee assures the regular rotation of the lead audit partner as required by law.
If our stockholders fail to ratify the selection of Ernst & Young, the Audit Committee and our Board will consider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interest.
The affirmative vote of the holders of shares representing a majority of the votes cast at the Annual Meeting, in person or by proxy, is required to ratify the selection of the independent registered public accounting firm.
The Board of Directors recommends that you vote FOR the ratification of the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
PROPOSAL THREE
ADVISORY (NON-BINDING) VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act and subsequent rules and regulations promulgated by the SEC require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of the Securities and Exchange Commission’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board or us. However, we value the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future decisions on executive compensation, as we deem appropriate. We have elected to conduct this “say-on-pay” non-binding advisory vote annually. The next non-binding advisory vote to approve the compensation of our named executive officers will occur at the 2020 Annual Meeting of Stockholders.
Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As discussed in the Compensation Discussion and Analysis section above, we believe that the compensation structure for our named executive officers is appropriate, flexible and effective in attracting and retaining talented personnel. In our judgment, the compensation paid to our named executive officers includes a healthy balance between fixed and performance-based compensation as well as a blend between cash and equity components. Furthermore, we maintain that the compensation for our named executive officers is aligned with the interests of our stockholders through incentives based on increasing stockholder value. Finally, we believe that our compensation programs maintain an appropriate balance of risk and reward in relation to our business strategies and objectives.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee of the Board and will not be construed as overruling a decision by the Compensation Committee, the Board or the Company. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.
The Board of Directors recommends that you vote FOR the proposed resolution approving the compensation of our named executive officers, as disclosed in this Proxy Statement.
DEADLINES FOR SUBMISSION OF STOCKHOLDER PROPOSALS
Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Annual Meeting of Stockholders to be held in 2021 may do so by following the procedures set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at our principal executive offices on or before December 9, 2020.
If a stockholder wishes to present a proposal at the 2021 Annual Meeting of Stockholders but not have it included in our proxy materials for that meeting, the proposal: (1) must be received by us no later than December 9, 2020, (2) must present a proper matter for stockholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under our Amended and Restated Certificate of Incorporation and Bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in our Bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.
OTHER MATTERS
Management knows of no matters which may properly be and are likely to be brought before the Annual Meeting other than the matters discussed herein. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
A copy of an Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the SEC for our most recent fiscal year, may be found on our website, www.lumberliquidators.com. In addition, we will provide each beneficial owner of our securities with a copy of the Annual Report without charge, upon receipt of a written request from such person. Such request should be sent to the Corporate Secretary, Lumber Liquidators Holdings, Inc., 4901 Bakers Mill Lane, Richmond, Virginia 23230.
VOTING PROXIES
The Board recommends an affirmative vote for each of the director nominees named in Proposal One, and an affirmative vote on Proposals Two and Three. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote, the shares represented by such proxies will be voted “FOR” the director nominees named in Proposals One and “FOR” Proposals Two and Three. Management is not aware of any matters other than those specified herein that will be presented at the Annual Meeting, but if any other matters do properly come before the Annual Meeting, the proxy holders will vote upon those matters in accordance with their best judgment.

LUMBER LIQUIDATORS HOLDINGS, INC.
ATTN: M. LEE REEVES
4901 BAKERS MILL LANE
RICHMOND, VA 23230

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 19, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 19, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors for terms expiring in 2023.

Nominees

01) David A. Levin 02) Martin F. Roper

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Proposal to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐
3. Proposal to approve a non-binding advisory resolution approving the compensation of the Company's named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000453316_1 R1.0.1.18

2020 Annual Meeting
May 20, 2020, 10:00 AM
Lumber Liquidators Holdings, Inc
4601 Bakers Mill Lane
Richmond, VA 23230

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 20, 2020:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .

LUMBER LIQUIDATORS HOLDINGS, INC.
Annual Meeting of Stockholders
May 20, 2020, 10:00 AM
This proxy is solicited by the Board of Directors

Proxy- Lumber Liquidators Holdings, Inc.
Notice of 2020 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting - May 20, 2020

Nancy A. Walsh and M. Lee Reeves, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lumber Liquidators Holdings, Inc. to be held on May 20, 2020.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposals 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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